QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.12

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is made and entered into as of April 14, 2005, by and among: Aptas, Inc., a Delaware corporation ("Purchaser"); and the following parties (collectively, the "Shareholders" and, individually, a "Shareholder"): SPENCER TRASK INTELLECTUAL CAPITAL COMPANY LLC, a Delaware limited liability company ("STIC"), and INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation ("IBM"); and Kevin Kimberlin, acting as the Shareholder's Agent. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    The Shareholders own an aggregate of 40,000,000 shares of common stock (collectively the "Company Shares") of Information Services Extended, Inc., a Delaware corporation (the "Company"), which constitute all of the issued and outstanding shares of capital stock of the Company.

        B.    The Shareholders wish to sell the Company Shares to Purchaser, and the Purchaser wishes to buy the Company Shares from the Shareholders on the terms and subject to the conditions set forth in this Agreement (the "Acquisition").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.  SALE AND PURCHASE OF SHARES; RELATED TRANSACTIONS

        1.1   Sale and Purchase of Shares. At the Closing, the Shareholders shall sell, assign, transfer and deliver the Company Shares to the Purchaser, and the Purchaser shall purchase the Company Shares from the Shareholders on the terms and subject to the conditions set forth in this Agreement.

        1.2   Purchase Price; Holdback of Portion of Purchase Price.

          (a)   Subject to Section 1.2(b) below, at the Closing, by virtue of the Acquisition and without any further action on the part of Purchaser, the Company or the Shareholders, the Company Shares shall be converted into the right to receive an aggregate of 4,092,300 newly issued shares of Series 1 Preferred Stock of Purchaser (the "Purchaser Series 1 Stock"), in accordance with the amounts set forth on Exhibit B hereto (the "Consideration Shares").

          (b)   804,600 of the Consideration Shares (the "Escrow Shares") payable pursuant to Section 1.2(a) shall be subject to recovery by the Purchaser Indemnitees (in accordance with the respective amounts set forth on Exhibit B hereto) to satisfy the indemnification obligations, if any, of the Shareholders pursuant to Section 6 below until the Expiration Date. The Escrow Shares shall be deemed issued but held by Purchaser for the benefit of the Shareholders until the earlier to occur of (i) the consummation of the IPO; (ii) the consummation of the Rescission (as defined in the Rescission Agreement); and (iii) January 1, 2006 (such earlier date, the "Rescission Termination Date"). Not later than ten (10) business days following the Rescission Termination Date, any Escrow Shares held for the benefit of each Shareholder that have not been used to satisfy the indemnification obligations, if any, of each Shareholder will be distributed to the Shareholders; provided, that, if the Shareholder's Agent has been provided with a Claim Notice prior to the Rescission Termination Date, then (i) the Escrow Shares necessary to satisfy such claim shall not be distributed until such claims have been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Shareholders by the Shareholder's Agent and the Purchaser or by means of a final non-appealable judgment issued by a court of competent jurisdiction and (ii) all remaining Escrow Shares held for the benefit of each

  Shareholder shall be distributed to the Shareholders. Notwithstanding the release of the Escrow Shares to the Shareholders on the Rescission Termination Date, the Escrow Shares shall continue to be subject to recovery by the Purchaser Indemnitees to satisfy the indemnification obligations, if any, of the Shareholders pursuant to Section 6 below until the Expiration Date.

          (c)   All the Consideration Shares (excluding the Escrow Shares) (the "Remaining Shares") shall be deemed issued but held by the Purchaser for the benefit of the Shareholders solely for the purpose of effecting the transactions contemplated by the Rescission Agreement. In the event that the transactions contemplated by the Rescission Agreement are not effected prior to the Rescission Termination Date, not later than ten (10) business days following the Rescission Termination Date, the Remaining Shares will be distributed to the Shareholders in accordance with Exhibit B hereto.

        1.3   Closing. The closing of the sale of the Shares to Purchaser (the "Closing") shall take place at the offices of Cooley Godward llp, 380 Interlocken Crescent, Suite 900, Broomfield, Colorado, at 10:00 a.m. on the date hereof. The date on which the Closing takes place is referred to as the "Closing Date". At the Closing, the parties shall deliver the documents set forth on Sections 5.1 and 5.2.

        1.4   Stock Options. Subject to any applicable legal requirements solely with respect to persons who do not serve as employees or directors of, or consultants to, the Company or Purchaser or any affiliate or successor of the Purchaser following the Closing and who are not accredited investors within the meaning of Regulation D under the Securities Act, as soon as practicable following the Closing (but in any event no later than 15 days following the Closing), each person holding an option to purchase shares of common stock of the Company under the Company's 2001 Stock Plan (the "Company Options") shall be given the opportunity to amend such person's Company Option to provide that (a) such optionee shall be prohibited from excercising any Company Option prior to the Rescission Termination Date and (b) that each Company Option held by such optionee shall be assumed by the Purchaser and shall become an option to purchase shares of Purchaser common stock on the same terms and conditions (except as otherwise provided in this Section 1.4) provided under such Company Options and the Company's 2001 Stock Plan. The aggregate number of shares of Purchaser common stock into which the Company Options may be exercised shall be equal to 975,752.

        1.5   Exchange of Certificates. At the Closing, each Shareholder shall deliver stock certificates representing the Company Shares (the "Shareholder Stock Certificates"), duly endorsed for transfer, together with a stock assignment separate from certificate with respect to the Consideration Shares (a "Stock Assignment"), to the Purchaser.

        1.6   Further Action. If, at any time after the Closing, any further action is determined by any of the parties to be necessary or desirable to carry out the sale of the Company Shares consistent with the terms of this Agreement, then the officers and directors of the Company and Purchaser shall be fully authorized to take such action. At any time after the Closing, the Shareholders shall cooperate with the Purchaser, at the cost of the Purchaser or the Company, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request for the purpose of evidencing the sale of the Company Shares consistent with the terms of this Agreement.

        1.7   Tax Matters. Purchaser and the Shareholders intend for this transaction to qualify as a tax-free exchange under Section 368(a)(1)(B) of the Code.

Section 2.  REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        Each Shareholder severally (and not jointly) represents and warrants, to and for the benefit of the Purchaser Indemnitees as follows (it being understood that, for the purposes of this Section 2, all references to the Company shall be deemed to include the Company and its Subsidiaries):

        2.1   Subsidiaries; Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company's Subsidiaries is

duly organized, validly existing and in good standing under the laws of its state or country of organization. Except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each of its Subsidiaries is qualified, authorized, registered or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions listed in Part 2.1 of the Company Disclosure Schedule. Except as set forth in Part 2.1 of the Company Disclosure Schedule, the Company has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any Entity. The Company has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts to which it is a party. The Company is not obligated to make, and is not a party to any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other names other than those incorporating (in any configuration) "ISx" or "Information Services Extended."

        2.2   Organizational Documents; Records. The Company has delivered to Purchaser or its Representatives accurate and complete copies of the certificate of incorporation (if applicable), bylaws and other charter and organizational documents, including all amendments thereto, of the Company and its Subsidiaries. Part 2.2(a) of the Company Disclosure Schedule lists, and the Company has delivered to Purchaser or its Representatives, accurate and complete copies of: (a) the charters of all committees of the board of directors of the Company and its Subsidiaries; and (b) any code of conduct or similar policy adopted by the Company or its Subsidiaries or by their respective board of directors, or any committee of their board of directors. Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, the Company has delivered to Purchaser or its Representatives accurate and complete copies of (i) the stock records and stock certificates of the Company and its Subsidiaries; and (b) the minutes and other records of the formal duly noticed meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Company and its Subsidiaries, the board of directors of the Company and its Subsidiaries and all committees of the board of directors of the Company and its Subsidiaries. There have been no duly noticed and called meetings or other proceedings of the stockholders of the Company or its Subsidiaries, the board of directors of the Company or its Subsidiaries or any committee of the board of directors of the Company or its Subsidiaries that are not fully reflected in such minutes or other records. The stock records and minute books of the Company are accurate, up-to-date and complete and have been maintained in accordance with commercially reasonable business practices in all material respects.

        2.3   Capitalization.

          (a)   Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, the authorized capital stock of the Company consists of: (i) 100,000,000 shares of common stock, $0.001 par value per share, of which 40,000,000 shares have been issued and are outstanding as of the date of this Agreement and as of the Closing Date; and (ii) 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares have been issued or are outstanding. The authorized and outstanding shares of capital stock of each Subsidiary of the Company is set forth on Part 2.3(a) of the Company Disclosure Schedule. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of capital stock of the Company and its Subsidiaries have been (i) duly authorized and validly issued and (ii) are fully paid and non-assessable. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, the Shareholders together own all the outstanding shares of capital stock of the Company. Except as set forth in Part 2.3(a) of the Company Disclosure Schedule, the Company owns all the outstanding shares of capital stock of each Subsidiary.

          (b)   Except as set forth in Part 2.3(b) of the Company Disclosure Schedule: (i) none of the outstanding shares of capital stock of the Company is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Company is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of capital stock of the Company. The Company is not obligated, and is not bound, by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Company or other securities. All securities of the Company and its Subsidiaries have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts. Part 2.3(b) of the Company Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of capital stock of the Company (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

          (c)   Except as set forth in Part 2.3(c) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

          (d)   Part 2.3(d) of the Company Disclosure Schedule sets forth accurate and complete information regarding (i) the name and address of each stockholder of the Company and the number and type of shares held by each such stockholder; (ii) the name of each Person who holds an option to purchase shares of capital stock of the Company pursuant to an equity incentive plan, including the number of shares subject to such option, current exercise price, date of grant or issuance and a list of any agreements that contain acceleration or other change of control provisions; and (iii) the name of each Person who holds a warrant or other right to purchase shares of capital stock of the Company, including the number of shares subject to such warrant, current exercise price, date of grant or issuance and any terms of acceleration or other change of control provisions.

        2.4   Financial Statements.

          (a)   The Company has delivered to the Purchaser or its Representatives the following financial statements (collectively, the "Company Financial Statements"): (a) the audited balance sheets of the Company as of December 31, 2003 and December 31, 2002 and the related audited statements of income and cash flows for the years ended December 31, 2003 and December 31, 2002; and (b) the unaudited consolidated balance sheet (the "Company Unaudited Balance Sheet") of the Company as of December 31, 2004 (the "Balance Sheet Date") and the related unaudited statement of income and cash flows for the period then ended. The Company Financial Statements are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered except as noted therein and present fairly in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby; provided, that, the unaudited financial statements are subject to year-end audit adjustments (which will not be material either individually or in the aggregate) and do not contain all footnotes required under generally accepted accounting principles.

          (b)   The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability. The Company has delivered to Purchaser or its Representatives accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, any internal accounting controls which have been adopted and implemented by the Company and are presently in effect. The Company has not entered into any securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) since September 1, 2001.

        2.5   Absence of Changes. Except as set forth in Part 2.5 of the Company Disclosure Schedule, since the Balance Sheet Date and through the date of this Agreement, (a) there has not been any Material Adverse Effect on the Company; (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of the Company; (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (d) except as set forth in the Retention Arrangements, the Company has not amended or waived any of its rights under, or authorized the acceleration of vesting under any provision of any of the Company's equity incentive plans or any other Contract evidencing or relating to any equity award (whether payable in cash or stock); (e) the Company has not amended its certificate of incorporation or bylaws or other charter or organizational documents and the Company has not effected any merger, consolidation, recapitalization, stock split or similar transaction; (f) the Company has not made any capital expenditure in excess of $150,000, purchased or otherwise acquired or sold or otherwise transferred any asset to any other Person or leased or licensed any asset to or from any other Person, in each such case, other than in the ordinary course of business or in connection with the disposal of obsolete assets; (g) the Company has not entered into any transaction or taken any other action outside the ordinary course of business that would reasonably be expected to have a Material Adverse Effect on the Company; (h) the Company has not made any payment (whether of interest, principal or otherwise) with respect to any indebtedness of the Company, excluding however ordinary course vendor and supplier financing as well as non-debt obligations pursuant to customer contracts and strategic partnerships; and (i) the Company has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to above.

        2.6   Title to Assets. Except as set forth in Part 2.6 of the Company Disclosure Schedule, the Company owns, and has good and valid title to: (a) all assets reflected on the Company Unaudited Balance Sheet; and (b) all other assets reflected in the books and records of the Company as being owned by the Company. Except as set forth in Part 2.6 of the Company Disclosure Schedule, all of said assets are owned by the Company free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) any lien arising by operation of law, including, without limitation, materialmen's, mechanics, workmen's and repairmen's liens incurred in the ordinary course of business; and (iii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company is the lessee of, and holds a valid leasehold interest in: (A) all assets reflected as leased on the Company Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Company as being leased by the Company, and enjoys undisturbed possession of such leased assets.

        2.7   Receivables; Customers. Except as set forth on Part 2.7 of the Company Disclosure Schedule, all existing accounts receivable of the Company (including those accounts receivable reflected on the Company Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected): (a) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and (b) are current and, to the knowledge of the Shareholders, will be collected in full in the ordinary course of business, without any counterclaim or set off, subject to an allowance for doubtful accounts reserved on the Company Unaudited Balance Sheet. Since the Balance Sheet Date, the Company has not made any loan to any Associate of the Company, other than routine travel advances made to employees in the ordinary course of business. Part 2.7 of the Company Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, those customers of the Company in each of the fiscal years ended December 31, 2004 and December 31, 2003, which accounted for greater than 95% of the Company's revenues in each of the fiscal years ended December 31, 2004 and December 31, 2003, respectively. Except as set forth in Part 2.7(c) of the Company Disclosure Schedule, the Company has not received any written notice or other written communication or written information indicating that any customer identified in Part 2.7 of the Company Disclosure Schedule may cease dealing with the Company or may otherwise materially reduce the volume of business transacted by such Person with the Company below current levels.

        2.8   Equipment; Property. All material items of equipment and other material tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted. The Company does not own any real property or any interest (other than a leasehold interest) in real property. Part 2.8 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or otherwise occupied by the Company and identifying the lessor, rental rate and lease term.

        2.9   Intellectual Property.

          (a)   Part 2.9(a) of the Company Disclosure Schedule accurately identifies and describes: (i) in Part 2.9 (a)(i) of the Company Disclosure Schedule: (A) the title of the Registered IP and other principal IP owned by the Company that was provided to a current licensee of the Company after January 1, 2001; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such Registered IP and IP; (ii) in Part 2.9(a)(ii) of the Company Disclosure Schedule: (A) the title of all Intellectual Property Rights or Intellectual Property licensed to the Company that are currently in use by the Company the absence of which would cause a Material Adverse Effect on the Company and for which there is no commercially reasonable substitute (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into the products of the Company and (3) is generally available on standard terms for less than $10,500); (B) the corresponding Contract(s) pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (C) whether the license(s) so granted to the Company are exclusive or nonexclusive; and (iii) in Part 2.9(a)(iii) of the Company Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property or Intellectual Property Rights (collectively, the "IP") of the Company.

          (b)   The Company has provided to Purchaser a complete and accurate copy of each standard form of (i) employee agreement containing any assignment or license of IP or any confidentiality provision; (ii) consulting or independent contractor agreement containing any assignment or license of IP or any confidentiality provision; or (iii) confidentiality or nondisclosure agreement. Part 2.9(b) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Purchaser. Except as set forth in Part 2.9(b) of the Company Disclosure Schedule and except for the nonexclusive licenses and rights granted in Contracts identified in Part 2.9(a)(iii) of the Company Disclosure Schedule, the Company is not bound by, and no IP of the Company is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any IP of the Company anywhere in the world.

          (c)   Except as set forth in Part 2.9(c) of the Company Disclosure Schedule, the Company exclusively owns all right, title and interest to and in the IP of the Company (other than IP licensed to the Company, as identified in Part 2.9(a)(ii) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iii) of the Company Disclosure Schedule). Without limiting the generality of the foregoing: (i) each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any IP of the Company has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Company for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the IP of the Company; (ii) no Associate of the Company has any claim, right (whether or not currently exercisable) or interest to or in any IP of the Company; (iii) to the knowledge of the Shareholders, no employee or independent contractor of the Company is bound by or otherwise subject to any Contract restricting him from performing his duties for the Company or in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality; and (iv) the Company has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all its proprietary information.

          (d)   All IP owned by the Company is valid, subsisting and enforceable. Without limiting the generality of the foregoing: (i) each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent; (ii) each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public; (iii) except as set forth in Part 2.9(d) of the Company Disclosure Schedule, to the knowledge of the Shareholders, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person; (iv) to the knowledge of the Shareholders, each item of IP owned by the Company that is Registered IP is and at all times has been in material compliance with all material Legal Requirements; (v) Part 2.9(d)(v) of the Company Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP owned by the Company in full force and effect; (vi) the Company has provided to Purchaser complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP owned by the Company; and (vii) to the knowledge of the Shareholders, no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the knowledge of the Shareholders, threatened, in which the scope, validity or enforceability of any IP of the Company is being, has been or could reasonably be expected to be contested or challenged and there is no basis for a claim that any IP of the Company is invalid or unenforceable.

          (e)   Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Acquisition will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any IP of the Company; (ii) a breach of any Contract listed or required to be listed in Part 2.9(a)(ii) of the Company Disclosure Schedule; (iii) the release, disclosure or delivery of any IP of the Company by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the IP of the Company.

          (f)    Except as set forth in Part 2.9(f) of the Company Disclosure Schedule, to the knowledge of the Shareholders, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any IP of the Company.

          (g)   To the knowledge of the Shareholders, the Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

          (h)   None of the Software of the Company is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any such Software.

          (i)    Except as set forth on Part 2.9(i)(i) of the Disclosure Schedule, no source code for any Software of the Company has been delivered, licensed or made available by the Company to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. Except as set forth on Part 2.9(i)(ii) of the Disclosure Schedule, the Company has no duty or obligation to deliver, license or make available the source code for any Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Software of the Company to any other Person who is not, as of the date of this Agreement, an employee of the Company.

        2.10 Contracts.

          (a)   Part 2.10(a) of the Company Disclosure Schedule identifies each Company Contract that constitutes a Material Contract (other than end user license agreements for Software entered into in the ordinary course of business). The Company has delivered or made available to Purchaser or its Representatives an accurate and complete copy of each Material Contract of the Company. Each Company Contract that constitutes a Material Contract of the Company is valid and in full force and effect, and is enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

          (b)   Except as set forth in the applicable subsections of Part 2.10(b) of the Company Disclosure Schedule: (i) the Company has not violated or breached in any material respect, or committed any default under, any Material Contract of the Company in any material respect; and, to the knowledge of the Shareholders, no other Person has violated or breached, or committed any default under, any Material Contract of the Company; (ii) to the knowledge of the Shareholders, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Material Contract of the Company; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract of the Company; (C) give any Person the right to receive or require a rebate, chargeback or penalty under any Material Contract of the Company, other than in the ordinary course of business; (D) give any Person the right to accelerate the maturity or performance of any Material Contract of the Company; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Material Contract of the Company; and (iii) the Company has not received any written notice or other written communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract of the Company, in each case under clauses (i) through (iii), that would reasonably be expected to have a Material Adverse Effect on the Company.

        2.11 Liabilities. The Company does not have, and will not become responsible for performing or discharging, any accrued, contingent or other Liabilities, either matured or unmatured, except for: (a) Liabilities identified as such in the "liabilities" column of the Company Unaudited Balance Sheet or Liabilities identified in the footnotes of any of the Company Financial Statements; (b) Liabilities that are not required under generally accepted accounting principles to be included in the "liabilities" column of the Company Unaudited Balance Sheet or in the footnotes thereto; (c) current Liabilities that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business; (d) Liabilities for performance of obligations under Company Contracts, to the extent such Liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts delivered or made available to Purchaser prior to the date of this Agreement; and (e) Liabilities described in reasonable specificity in any part of the Company Disclosure Schedule.

        2.12 Compliance with Legal Requirements. The Company is, and has at all times since December 31, 2001 been, in compliance in all respects with all applicable Legal Requirements, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Part 2.12 of the Company Disclosure Schedule, since December 31, 2001, the Company has not received any written notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

        2.13 Certain Business Practices. Neither the Company nor, to the knowledge of the Shareholders, any director, officer, other employee or agent of the Company acting in connection with the performance of his duties, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

        2.14 Governmental Authorizations. The Governmental Authorizations held by the Company and identified in Part 2.14 of the Company Disclosure Schedule are valid, in full force and effect and constitute all of the Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company is and has at all times since December 31, 2001 been in full compliance in all material respects with all of the terms and requirements of each such Governmental Authorization, and no event has occurred that might (with or without notice or lapse of time) result in a material violation of any requirement of any such Governmental Authorization, or result in the termination or modification of any such Governmental Authorization that could be expected to result in a Material Adverse Effect on the Company.

        2.15 Tax Matters.

          (a)   Except as set forth in Part 2.15(a) of the Company Disclosure Schedule, each of the Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Company Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

          (b)   The Company Unaudited Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with generally accepted accounting principles, except for liabilities for Taxes incurred since the date of the Company Unaudited Balance Sheet in the operation of the business of the Company.

          (c)   No Company Return has ever been audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.

          (d)   No claim or Legal Proceeding is pending or, to the knowledge of the Shareholders, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Company Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). The Company has not been or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. No claim has ever been made by any Governmental Body in a jurisdiction in which the Company does not file a Tax Return that the Company is or may be subject to taxation by that jurisdiction.

          (e)   There is no agreement, plan, arrangement or other Contract covering, benefiting or relating to any Associate of the Company that, considered individually or considered collectively with any other such Contracts, could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision of state or foreign Tax laws). The Company is not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

          (f)    Other than as set forth in the Rescission Agreement, there is no Company Contract relating to allocating or sharing of Taxes. The Company: (i) is not liable for Taxes of any other Person and is not currently under any contractual obligation to indemnify any Person with respect to any portion of such Person's Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); and (ii) is not a party to or bound by any Contract providing for payments by the Company with respect to any amount of Taxes of any other Person.

          (g)   The Company has delivered to Purchaser or its Representatives accurate and complete copies of all its Tax Returns. The Company has not previously elected to be treated as an S Corporation under Section 1361 of the Code. The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

          (h)   The Company has not participated and is not currently participating, in a "Listed Transaction" or a "Reportable Transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Legal Requirement.

          (i)    The Company has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

          (j)    Neither the Company nor any Entity to whose Liabilities the Company has succeeded has filed or been included in a consolidated, unitary or combined Tax Return with another Person, other than a group of which the Company is a common parent.

          (k)   The Company is not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

          (l)    Purchaser will not be required to deduct and withhold any amount pursuant to Section 1445(a) of the Code upon the transfer of the Shares to Purchaser.

        2.16 Employee and Labor Matters; Benefit Plans.

          (a)   Part 2.16(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee who is on a leave of absence): (i) the name, title and date of hire of such employee, (ii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee with respect to services performed in the fiscal year ended December 31, 2004; (iii) such employee's annualized compensation as of March 17, 2005; and (iv) each Company Benefit Plan in which such employee participates or is eligible to participate. Part 2.16(a) accurately sets forth, with respect to each independent contractor of the Company, the same information set forth in clauses (i) through (iii) of the foregoing sentence.

          (b)   Part 2.16(b) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (other than continued involvement in 401(k) plans and stock option plans and rights to insurance in accordance with COBRA) relating to such former employee's employment with the Company.

          (c)   Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, the employment of each of the Company's employees is terminable by the Company at will. The Company has delivered or made available to Purchaser or its Representatives accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Associates of the Company that the Company provides to such employees. Except as set forth in Part 2.16(c) of the Company Disclosure Schedule, to the knowledge of the Shareholders, no employee intends to terminate his employment with the Company, nor has any such employee threatened or expressed any intention to do so.

          (d)   Except as set forth in Part 2.16(d) of the Company Disclosure Schedule, the Company is not a party to, or bound by, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Shareholders, seeking to represent any employees of the Company. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its employees. Other than as a result of the Acquisition, no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

          (e)   The Company is not or has never been engaged, in any unfair labor practice within the meaning of the National Labor Relations Act. Except as set forth in Part 2.16(e) of the Company Disclosure Schedule, as of the date of this Agreement, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the knowledge of the Shareholders, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers' compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Associate of the Company, including charges of unfair labor practices or discrimination complaints.

          (f)    No current or former independent contractor of the Company could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Benefit Plan of the Company.

          (g)   Part 2.16(g) of the Company Disclosure Schedule contains an accurate and complete list as of the date hereof of each Benefit Plan of the Company and each Benefit Agreement of the Company. With respect to each Benefit Plan of the Company, the Company has delivered or made available to Purchaser or its Representatives: (i) an accurate and complete copy of all documents setting forth the material terms of such Benefit Plan of the Company, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Benefit Plan of the Company for the three most recent plan years; (iii) if such Benefit Plan of the Company is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Benefit Plan's assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Benefit Plan; (v) accurate and complete copies of all Contracts relating to such Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vi) all written materials provided to any Associate of the Company relating to such Company Benefit Plan, including acceleration of payments or vesting schedules or other events that would result in any Liability to the Company or any Affiliate of the Company; (vii) all forms and related notices required under COBRA with respect to such Company Benefit Plan; (viii) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; and (ix) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent United States Internal Revenue Service determination letter (or opinion letter, if applicable) received with respect to such Benefit Plan.

          (h)   Each of the Benefit Plans of the Company has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Company has performed all obligations required to be performed by them under each Benefit Plan of the Company and the Company is not in default or violation of the terms of any Benefit Plan. To the knowledge of the Shareholders, there has been no default or violation by any other party with respect to any term of any Benefit Plan of the Company. Any Benefit Plan of the Company intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the knowledge of the Shareholders, there is not and there has never been any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any Benefit Plan of the Company. As of the date of this Agreement, there are no claims or Legal Proceedings pending, or, to the knowledge of the Shareholders, threatened or reasonably anticipated (other than routine claims for benefits), against any Benefit Plan of the Company or against the assets of any Benefit Plan of the Company. Each Benefit Plan of the Company can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Purchaser or the Company (other than ordinary administration expenses). All contributions, premiums and expenses to or in respect of each Benefit Plan of the Company have been paid in full or, to the extent not yet due, have been adequately accrued on the Company Unaudited Balance Sheet.

          (i)    Neither the Company nor any Affiliate of the Company has ever maintained, established, sponsored, participated in, or contributed to any: (i) Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) "multiemployer plan" within the meaning of Section 3(37) of ERISA; (iii) "multiple employer plan" (within the meaning of Section 413(c) of the Code); or (iv) Benefit Plan in which stock of any of the Company or any Affiliate of the Company is or was held as a "plan asset" within the meaning of the United States Department of Labor Regulations Section 2510.3-101.

          (j)    Except as set forth in Part 2.16(j) of the Company Disclosure Schedule, neither the execution of this Agreement nor the consummation of the Acquisition (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation to any Associate of the Company (whether or not under any Benefit Plan of the Company); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Associate of the Company; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing (and except as set forth in Part 2.16(j) of the Company Disclosure Schedule), the consummation of the Acquisition will not result in the acceleration of vesting of any unvested Company Options.

          (k)   The Company (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Associates of the Company, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Associate of the Company; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Associate of the Company (other than routine payments to be made in the normal course of business and consistent with past practice).

        2.17 Environmental Matters. The Company: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material Liability under, any applicable Environmental Requirements; and (ii) possesses all material permits and other Governmental Authorizations required under applicable Environmental Requirements, and is in compliance in all material respects with the terms and conditions thereof.

        2.18 Insurance. Part 2.18 of the Company Disclosure Schedule accurately sets forth, with respect to each insurance policy (including directors' and officers' liability insurance but excluding those insurance policies set forth in Part 2.16(a) (or any annex thereto) of the Company Disclosure Schedule) maintained by or at the expense of the Company: (a) the name of the insurance carrier that issued such policy and policy number of such policy; (b) whether such policy made is a "claims made" or "occurrences" policy; (c) the annual premiums associated with such policies; and (d) a description of any claims pending under any insurance policies set forth on Part 2.18 of the Disclosure Schedule. The Company has delivered or made available to Purchaser or its Representatives accurate and complete copies of all such insurance policies. Each of such policies is valid, enforceable and in full force and effect. The Company has not received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of the Company is accurate and complete in all material respects.

        2.19 Transactions with Affiliates. Except as set forth on Part 2.19 of the Company Disclosure Schedule, the Company is not a party to any agreement or Contract with any Affiliate of the Company other than on an arms-length basis.

        2.20 Legal Proceedings; Orders.

          (a)   There is no pending Legal Proceeding, and, to the knowledge of the Shareholders, no Person has threatened in writing to commence any Legal Proceeding: (i) against the Company, any Associate of the Company (in his or her capacity as such) or any of the assets owned or used by the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition. To the knowledge of the Shareholders, no event has occurred, and no claim or dispute exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b)   There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. To the knowledge of the Shareholders, no officer of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

        2.21 Authority; Binding Nature of Agreement. Each Shareholder represents that, (a) at the Closing, it will have good and valid title to the number of shares of capital stock of the Company set forth on Part 2.3(d) of the Company Disclosure Schedule, free and clear of all liens, Encumbrances, equities or claims, (b) it has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which such Shareholder is or may become a party, (c) this Agreement constitutes its legal, valid and binding obligation, enforceable against such Shareholder in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.22 Non-Contravention; Consents. Subject to obtaining the consents, approvals, authorizations or declarations or making the filings set forth on Part 2.22 of the Company Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of the Acquisition, will directly or indirectly (with or without notice or lapse of time): (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Company or any of its Subsidiaries; (b) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization held by the Company; (c) give any Person the right to (i) declare a default or exercise any remedy under any Material Contract of the Company, (ii) accelerate the maturity or performance of any Material Contract of the Company or (iii) cancel, terminate or modify any Material Contract of the Company; or (d) result in the imposition or creation of any Encumbrance upon any assets, except for conflicts, violations, breaches or acts that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Company. Except as set forth in Part 2.22 of the Company Disclosure Schedule, the Company is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any Transactional Agreement or the consummation of the Acquisition.

        2.23 Financial Advisor. Except as set forth on Part 2.23 of the Company Disclosure Schedule, neither the Company nor any Shareholder has agreed or become obligated to pay, or has taken any action that might result in, any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with the Acquisition.

        2.24 Securities Law Matters. Each Shareholder understands that neither the Purchaser Series 1 Stock nor the shares of common stock of the Purchaser issuable upon conversion thereof (together, the "Purchaser Securities") being issued pursuant to Section 1.2 hereof have been registered under the Securities Act. Each Shareholder also understands that the Purchaser Securities are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon such Shareholder's representations contained in this Agreement. Each Shareholder hereby represents and warrants as follows:

          (a)   Shareholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Purchaser so that it is capable of evaluating the merits and risks of its investment in the Purchaser and has the capacity to protect its own interests. Shareholder must bear the economic risk of this investment indefinitely unless the Securities are registered pursuant to the Securities Act, or an exemption from registration is available. Shareholder understands that the Purchaser has no present intention of registering the Securities. Shareholder also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Shareholder to transfer all or any portion of the Securities under the circumstances, in the amounts or at the times Shareholder might propose.

          (b)   Shareholder is acquiring the Securities for Shareholder's own account for investment only, and not with a view towards their distribution. Shareholder represents that by reason of its, or of its management's, business or financial experience, Shareholder has the capacity to protect its own interests in connection with the Acquisition. Further, Shareholder is aware of no publication of any advertisement in connection with the Acquisition. Shareholder has received Purchaser's financial statements and has had an opportunity to discuss the Purchaser's business, management and financial affairs with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser's operations and facilities. Shareholder represents that it has had the opportunity to ask questions of and receive answers from, the Purchaser and its management regarding the terms and conditions of this investment.

          (c)   Shareholder represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

          (d)   Shareholder acknowledges and agrees that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Shareholder represents that it has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

          (e)   If the Shareholder is an individual, then the Shareholder resides in the state or province identified in the address of set forth on Exhibit B; if the Shareholder is a partnership, corporation, limited liability company or other entity, then the office or offices of the Shareholder in which its investment decision was made is located at the address or addresses of the Purchaser set forth on Exhibit B.

Section 3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchaser represents and warrants, to and for the benefit of the Shareholder Indemnitees as follows (it being understood that, for the purposes of this Section 3, all references to the Purchaser shall be deemed to include the Purchaser and its Subsidiaries):

        3.1   Subsidiaries; Due Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Purchaser's Subsidiaries is duly organized, validly existing and in good standing under the laws of its state or country of organization. Except where the failure to be so qualified or in good standing in such jurisdiction would not reasonably be expected to have a Material Adverse Effect on the Purchaser, the Purchaser and each of its Subsidiaries is qualified, authorized, registered or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions listed in Part 3.1 of the Purchaser Disclosure Schedule. Except as set forth in Part 3.1 of the Purchaser Disclosure Schedule, the Purchaser has no Subsidiaries and does not own any capital stock of, or any equity interest of any nature in, any Entity. The Purchaser has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Material Contracts to which it is a party. The Purchaser is not obligated to make, and is not a party to any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Purchaser has never conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other names other than those incorporating (in any configuration) "Aptas", "Aptas, Inc." or "Nextron".

        3.2   Organizational Documents; Records. The Purchaser has delivered to the Company or its Representatives accurate and complete copies of the certificate of incorporation (if applicable), bylaws and other charter and organizational documents, including all amendments thereto, of the Purchaser and its Subsidiaries. Part 3.2 of the Purchaser Disclosure Schedule lists, and the Purchaser has delivered to the Company or its Representatives, accurate and complete copies of: (a) the charters of all committees of the board of directors of the Purchaser and its Subsidiaries; and (b) any code of conduct or similar policy adopted by the Purchaser or its Subsidiaries or by their respective board of directors, or any committee of their board of directors. The Purchaser has delivered to the Company or its Representatives accurate and complete copies of (i) the stock records and stock certificates of the Purchaser and its Subsidiaries; and (b) the minutes and other records of the formal duly noticed meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of the Purchaser and its Subsidiaries, the board of directors of the Purchaser and its Subsidiaries and all committees of the board of directors of the Purchaser and its Subsidiaries. There have been no duly noticed and called meetings or other proceedings of the stockholders of the Purchaser or its Subsidiaries, the board of directors of the Purchaser or its Subsidiaries or any committee of the board of directors of the Purchaser or its Subsidiaries that are not fully reflected in such minutes or other records. The stock records and minute books of the Purchaser and its Subsidiaries are accurate, up-to-date and complete and have been maintained in accordance with commercially reasonable business practices in all material respects.

        3.3   Capitalization.

          (a)   Intentionally Omitted.

          (b)   Following the filing of the Purchaser Restated Certificate with the Secretary of State of the State of Delaware, and, after taking into account the proposed recapitalization of the Purchaser, but prior to the closing of the transactions contemplated by this Agreement and the Series 2 Preferred Stock financing of Purchaser, pursuant to which all shares of Series B Preferred Stock shall be converted into shares of Purchaser Series 1 Stock on a 4.01 to 1.0 basis, and pursuant to which all shares of Series A Preferred Stock shall be converted into shares of Purchaser Series 1 Stock on a 3.01 to 1.0 basis (the "Recapitalization"), the authorized capital stock of the Purchaser will consist of: (i) 50,000,000 shares of common stock, $0.001 par value per share, of which 100,524 shares will have been issued and will be outstanding; and (ii) 50,000,000 shares of preferred stock, $0.001 par value per share, of which (x) 16,000,000 shares will be designated as Series 1 Preferred Stock, of which 4,955,221 shares will have been issued and will be outstanding, (y) 25,000,000 shares are designated as Series 2 Preferred Stock, none of which will be issued and outstanding.

          (c)   Following the filing of the Purchaser Restated Certificate with the Secretary of State of the State of Delaware, and, after taking into account the proposed recapitalization of the Purchaser, but prior to the closing of the transactions contemplated by this Agreement and the Series 2 Preferred Stock financing of Purchaser, there are (i) 16,667 shares of common stock of Purchaser reserved for issuance under Purchaser's 1999 Equity Incentive Plan, all of which have been granted and are outstanding; (ii) 3,725,000 shares of common stock of Purchaser reserved for issuance under Purchaser's 2004 Equity Incentive Plan, of which options to purchase 1,069,570 shares of common stock of Purchaser have been granted and are outstanding; and (iii) outstanding warrants to purchase (x) 75,258 shares of common stock of the Purchaser; and (y) 338,812 shares of Purchaser Series 1 Stock.

          (d)   The Purchaser does not hold any shares of its capital stock in its treasury. All of the outstanding shares of capital stock of the Purchaser have been (i) duly authorized and validly issued and (ii) are fully paid and non-assessable.

          (e)   Except as set forth in Part 3.3(e) of the Purchaser Disclosure Schedule: (i) none of the outstanding shares of capital stock of the Purchaser is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of capital stock of the Purchaser is subject to any right of first refusal in favor of the Purchaser; and (iii) there is no Purchaser Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of capital stock of the Purchaser. The Purchaser is not obligated, and is not bound, by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of capital stock of the Purchaser or other securities. All securities of the Purchaser and its Subsidiaries have been issued and granted in compliance with all applicable securities laws and other applicable Legal Requirements and all requirements set forth in applicable Contracts. Part 3.3(e) of the Purchaser Disclosure Schedule accurately and completely describes all repurchase rights held by the Purchaser with respect to shares of capital stock of the Purchaser (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

          (f)    Except as set forth in Section 3.3(c) above and Part 3.3(f) of the Purchaser Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Purchaser; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Purchaser; or (iii) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Purchaser.

          (g)   Part 3.3(g) of the Purchaser Disclosure Schedule sets forth, as of the date of this Agreement, accurate and complete information regarding (i) the name and address of each stockholder of the Company and the number and type of shares held by each such stockholder; (ii) the name of each Person who holds an option to purchase shares of capital stock of the Company pursuant to an equity incentive plan, including the number of shares subject to such option, current exercise price, date of grant or issuance and a list of any agreements that contain acceleration or other change of control provisions; and (iii) the name of each Person who holds a warrant or other right to purchase shares of capital stock of the Company, including the number of shares subject to such warrant, current exercise price, date of grant or issuance and any terms of acceleration or other change of control provisions.

          (h)   The rights, preferences and privileges of the Purchaser Securities will be as set forth on the Restated Certificate of Incorporation of the Company, substantially in the form attached hereto as Exhibit C, to be filed with the Secretary of State of the State of Delaware on or prior to the Closing Date (the "Purchaser Restated Certificate"). When issued in compliance with the provisions of this Agreement and the Certificate of Incorporation of Purchaser, the Purchaser Securities will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Purchaser Securities may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed.

        3.4   Financial Statements.

          (a)   The Purchaser has delivered to the Company or its Representatives the following financial statements (collectively, the "Purchaser Financial Statements"): (a) the unaudited balance sheets of the Company as of December 31, 2003 and December 31, 2002 and the related audited statements of income and cash flows for the years ended December 31, 2003 and December 31, 2002; and (b) the unaudited consolidated balance sheet (the "Purchaser Unaudited Balance Sheet") of the Purchaser as of December 31, 2004 and the related unaudited statement of income and cash flows for the period then ended. The Purchaser Financial Statements are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered except as noted therein and present fairly in all material respects the financial position of the Purchaser as of the respective dates thereof and the results of operations and cash flows of the Purchaser for the periods covered thereby; provided, that, the unaudited financial statements are subject to year-end audit adjustments (which will not be material either individually or in the aggregate) and do not contain all footnotes required under generally accepted accounting principles.

          (b)   The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that: transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability. The Purchaser has delivered to the Company or its Representatives accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, any internal accounting controls which have been adopted and implemented by the Purchaser and are presently in effect. The Purchaser has not entered into any securitization transactions and "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act) since September 1, 2001.

        3.5   Absence of Changes. Except as set forth in Part 2.5 of the Purchaser Disclosure Schedule, since the Balance Sheet Date and through the date of this Agreement, (a) there has not been any Material Adverse Effect on the Purchaser; (b) there has not been any loss, damage or destruction to, or any interruption in the use of, any of the material assets of the Purchaser; (c) the Purchaser has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock or repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities; (d) the Purchaser has not amended or waived any of its rights under, or authorized the acceleration of vesting under any provision of any of the Company's equity incentive plans or any other Contract evidencing or relating to any equity award (whether payable in cash or stock); (e) except as contemplated by the Purchaser Restated Certificate, the Purchaser has not amended its certificate of incorporation or bylaws or other charter or organizational documents and the Purchaser has not effected any merger, consolidation, recapitalization, stock split or similar transaction; (f) the Purchaser has not made any capital expenditure in excess of $150,000, purchased or otherwise acquired or sold or otherwise transferred any asset to any other Person or leased or licensed any asset to or from any other Person, in each such case, other than in the ordinary course of business or in connection with the disposal of obsolete assets; (g) the Purchaser has not entered into any transaction or taken any other action outside the ordinary course of business that would reasonably be expected to have a Material Adverse Effect on the Purchaser; (h) the Purchaser has not made any payment (whether of interest, principal or otherwise) with respect to any indebtedness of the Purchaser, excluding however ordinary course vendor and supplier financing as well as non-debt obligations pursuant to customer contracts and strategic partnerships; and (i) the Purchaser has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to above.

        3.6   Title to Assets. The Purchaser owns, and has good and valid title to: (a) all assets reflected on the Purchaser Unaudited Balance Sheet; and (b) all other assets reflected in the books and records of the Purchaser as being owned by the Purchaser. All of said assets are owned by the Purchaser free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) any lien arising by operation of law, including, without limitation, materialmen's, mechanics, workmen's and repairmen's liens incurred in the ordinary course of business; and (iii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Purchaser. The Purchaser is the lessee of, and holds a valid leasehold interest in: (A) all assets reflected as leased on the Purchaser Unaudited Balance Sheet; and (B) all other assets reflected in the books and records of the Purchaser as being leased by the Purchaser, and enjoys undisturbed possession of such leased assets.

        3.7   Receivables; Customers. Except as set forth on Part 3.7 of the Purchaser Disclosure Schedule, all existing accounts receivable of the Purchaser (including those accounts receivable reflected on the Purchaser Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected): (a) represent valid obligations of customers of the Purchaser arising from bona fide transactions entered into in the ordinary course of business; and (b) are current and, to the knowledge of the Purchaser, will be collected in full in the ordinary course of business, without any counterclaim or set off, subject to an allowance for doubtful accounts reserved on the Purchaser Unaudited Balance Sheet. Since the Balance Sheet Date, the Purchaser has not made any loan to any Associate of the Purchaser, other than routine travel advances made to employees in the ordinary course of business. Part 3.7 of the Purchaser Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each of the two (2) largest customers of the Purchaser in each of the fiscal years ended December 31, 2004 and December 31, 2003, which customers accounted for greater than

95% of the Purchaser's revenues in each of the fiscal years ended December 31, 2004 and December 31, 2003, respectively. The Purchaser has not received any written notice or other written communication or written information indicating that any customer identified in Part 3.7 of the Purchaser Disclosure Schedule may cease dealing with the Purchaser or may otherwise materially reduce the volume of business transacted by such Person with the Purchaser below current levels.

        3.8   Equipment; Property. All material items of equipment and other material tangible assets owned by or leased to the Purchaser are adequate for the uses to which they are being put, are in good repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Purchaser in the manner in which such business is currently being conducted. The Purchaser does not own any real property or any interest (other than a leasehold interest) in real property. Part 3.8 of the Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or otherwise occupied by the Purchaser and identifying the lessor, rental rate and lease term.

        3.9   Intellectual Property.

          (a)   Part 3.9(a) of the Purchaser Disclosure Schedule accurately identifies and describes: (i) in Part 3.9 (a)(i) of the Purchaser Disclosure Schedule: (A) the title of the Registered IP and other principal IP owned by the Purchaser that was provided to a current licensee of the Purchaser after January 1, 2001; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such Registered IP and IP; (ii) in Part 3.9(a)(ii) of the Purchaser Disclosure Schedule: (A) the title of all Intellectual Property Rights or Intellectual Property licensed to the Purchaser that are currently in use by the Company the absence of which would cause a Material Adverse Effect on the Purchaser and for which there is no commercially reasonable substitute (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into the products of the Purchaser and (3) is generally available on standard terms for less than $10,500); (B) the corresponding Contract(s) pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Purchaser; and (C) whether the license(s) so granted to the Purchaser are exclusive or nonexclusive; and (iii) in Part 3.9(a)(iii) of the Purchaser Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property or Intellectual Property Rights (collectively, the "IP") of the Purchaser.

          (b)   The Purchaser has provided to the Company a complete and accurate copy of each standard form of (i) employee agreement containing any assignment or license of IP or any confidentiality provision; (ii) consulting or independent contractor agreement containing any assignment or license of IP or any confidentiality provision; or (iii) confidentiality or nondisclosure agreement. Part 3.9(b) of the Purchaser Disclosure Schedule accurately identifies each Purchaser IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Company. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 3.9(a)(iii) of the Purchaser Disclosure Schedule, the Purchaser is not bound by, and no IP of the Company is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Purchaser to use, exploit, assert, or enforce any IP of the Purchaser anywhere in the world. has provided to Purchaser a complete and accurate copy of each standard form of Purchaser IP Contract, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of IP or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of IP or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Part 3.9(b) of the Purchaser Disclosure Schedule accurately identifies each Purchaser IP Contract that deviates in any material respect from the corresponding standard form agreement provided to

  Purchaser. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 3.9(a)(iii) of the Purchaser Disclosure Schedule, the Purchaser is not bound by, and no IP of the Purchaser is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Purchaser to use, exploit, assert, or enforce any IP of the Purchaser anywhere in the world.

          (c)   The Purchaser exclusively owns all right, title and interest to and in the IP of the Purchaser (other than IP licensed to the Purchaser, as identified in Part 3.9(a)(i) of the Purchaser Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 3.9(a)(iii) of the Purchaser Disclosure Schedule). Without limiting the generality of the foregoing: (i) each Person who is or was an employee or independent contractor of the Purchaser and who is or was involved in the creation or development of any IP of the Purchaser has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Purchaser for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the IP of the Purchaser; (ii) no Associate of the Purchaser has any claim, right (whether or not currently exercisable) or interest to or in any IP of the Purchaser; (iii) no employee or independent contractor of the Purchaser is bound by or otherwise subject to any Contract restricting him from performing his duties for the Purchaser or in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality; and (iv) the Purchaser has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all its proprietary information.

          (d)   All IP owned by the Purchaser is valid, subsisting and enforceable. Without limiting the generality of the foregoing: (i) each U.S. patent application and U.S. patent in which the Purchaser has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent; (ii) each foreign patent application and foreign patent in which the Purchaser has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public; (iii) to the knowledge of the Purchaser, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Purchaser conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person; (iv) to the knowledge of the Purchaser, each item of IP owned by the Purchaser that is Registered IP is and at all times has been in material compliance with all material Legal Requirements; (v) Part 3.9(d)(v) of the Purchaser Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Registered IP owned by the Purchaser in full force and effect; (vi) the Purchaser has provided to the Company complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP owned by the Purchaser; and (vii) to the knowledge of the Purchaser, no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the knowledge of the Purchaser, threatened, in which the scope, validity or enforceability of any IP of the Purchaser is being, has been or could reasonably be expected to be contested or challenged and there is no basis for a claim that any IP of the Purchaser is invalid or unenforceable.

          (e)   Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any the Acquisition will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any IP of the Purchaser; (ii) a breach of any Contract listed or required to be listed in Part 3.9(a)(ii) of the Purchaser Disclosure Schedule; (iii) the release, disclosure or delivery of any IP of the Purchaser by or to any escrow agent or other Person; or (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the IP of the Purchaser.

          (f)    To the knowledge of the Purchaser, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any IP of the Purchaser.

          (g)   To the knowledge of the Purchaser, the Purchaser has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person.

          (h)   None of the Software of the Purchaser is subject to any "copyleft" or other obligation or condition (including any obligation or condition under any "open source" license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Purchaser Software on, the disclosure, licensing or distribution of any source code for any portion of such Purchaser Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any such Software.

          (i)    No source code for any Software of the Purchaser has been delivered, licensed or made available by the Purchaser to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Purchaser. The Purchaser has no duty or obligation to deliver, license or make available the source code for any Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Purchaser. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Software of the Purchaser to any other Person who is not, as of the date of this Agreement, an employee of the Purchaser.

        3.10 Contracts.

          (a)   Part 3.10(a) of the Purchaser Disclosure Schedule identifies each Purchaser Contract that constitutes a Material Contract (other than end user license agreements for Software entered into the ordinary course of business). The Purchaser has delivered or made available to the Company or its Representatives an accurate and complete copy of each Material Contract of the Purchaser. Each Purchaser Contract that constitutes a Material Contract of the Purchaser is valid and in full force and effect, and is enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.

          (b)   Except as set forth in the applicable subsections of Part 3.10(b) of the Purchaser Disclosure Schedule: (i) the Purchaser has not violated or breached in any material respect, or committed any default under, any Material Contract of the Purchaser; and, to the knowledge of the Purchaser, no other Person has violated or breached, or committed any default under, any Material Contract of the Purchaser; (ii) to the knowledge of the Purchaser, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Material Contract of the Purchaser; (B) give any Person the right to declare a default or exercise any remedy under any Material Contract of the Purchaser; (C) give any Person the right to receive or require a rebate, chargeback or penalty under any Material Contract of the Purchaser, other than in the ordinary course of business; (D) give any Person the right to accelerate the maturity or performance of any Material Contract of the Purchaser; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Material Contract of the Purchaser; and (iii) the Purchaser has not received any written notice or other written communication regarding any actual or possible material violation or breach of, or material default under, any Material Contract of the Purchaser, in each case under clauses (i) through (iii), that would reasonably be expected to have a Material Adverse Effect on the Purchaser.

        3.11 Liabilities. The Purchaser does not have, and will not become responsible for performing or discharging, any accrued, contingent or other Liabilities, either matured or unmatured, except for:

(a) Liabilities identified as such in the "liabilities" column of the Purchaser Unaudited Balance Sheet or Liabilities identified in the footnotes of any of the Purchaser Financial Statements; (b) Liabilities that are not required under generally accepted accounting principles to be in included in the "liabilities" column of the Purchaser Unaudited Balance Sheet or in the footnotes thereto; (c) current Liabilities that have been incurred by the Purchaser since the Balance Sheet Date in the ordinary course of business; (d) Liabilities for performance of obligations under Purchaser Contracts, to the extent such Liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts delivered or made available to Purchaser prior to the date of this Agreement; and (e) Liabilities described in reasonable specificity in any part of the Purchaser Disclosure Schedule.

        3.12 Compliance with Legal Requirements. The Purchaser is, and has at all times since December 31, 2001 been, in compliance in all respects with all applicable Legal Requirements, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect on the Purchaser. Since December 31, 2001, the Purchaser has received any written notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

        3.13 Certain Business Practices. Neither the Purchaser nor, to the knowledge of the Purchaser, any director, officer, other employee or agent of the Purchaser acting in connection with the performance of his duties, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

        3.14 Governmental Authorizations. The Governmental Authorizations held by the Purchaser and identified in Part 3.14 of the Purchaser Disclosure Schedule are valid, in full force and effect and constitute all of the Governmental Authorizations necessary to enable the Purchaser to conduct its business in the manner in which such business is currently being conducted, except where the failure to hold such Governmental Authority would not reasonably be expected to have a Material Adverse Effect on the Purchaser. The Purchaser is and has at all times since December 31, 2001 been in full compliance in all material respects with all of the terms and requirements of each such Governmental Authorization, and no event has occurred that might (with or without notice or lapse of time) result in a material violation of any requirement of any such Governmental Authorization, or result in the termination or modification of any such Governmental Authorization that could be expected to result in a Material Adverse Effect on the Purchaser.

        3.15 Tax Matters.

          (a)   Each of the Tax Returns required to be filed by or on behalf of the Purchaser with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Purchaser Returns") (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Purchaser Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

          (b)   The Purchaser Unaudited Balance Sheet fully accrues all actual and contingent liabilities for Taxes with respect to all periods through the date of this Agreement in accordance with generally accepted accounting principles, except for liabilities for Taxes incurred since the date of the Purchaser Unaudited Balance Sheet in the operation of the business of the Purchaser.

          (c)   No Purchaser Return has ever been audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Purchaser Returns has been granted (by the Purchaser or any other Person), and no such extension or waiver has been requested from the Purchaser.

          (d)   No claim or Legal Proceeding is pending or, to the knowledge of the Purchaser, has been threatened against or with respect to the Company in respect of any material Tax. There are no unsatisfied Liabilities for material Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Purchaser with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Purchaser and with respect to which adequate reserves for payment have been established on the Purchaser Unaudited Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Purchaser except liens for current Taxes not yet due and payable. The Purchaser has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). The Purchaser has not been or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing. No claim has ever been made by any Governmental Body in a jurisdiction in which the Purchaser does not file a Tax Return that the Purchaser is or may be subject to taxation by that jurisdiction.

          (e)   There is no agreement, plan, arrangement or other Contract covering, benefiting or relating to any Associate of the Purchaser that, considered individually or considered collectively with any other such Contracts, could reasonably be expected to give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision of state or foreign Tax laws). The Purchaser is not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. The Purchaser is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

          (f)    Other than as set forth in the Rescission Agreement, there is no Purchaser Contract relating to allocating or sharing of Taxes. The Company: (i) is not liable for Taxes of any other Person and is not currently under any contractual obligation to indemnify any Person with respect to any portion of such Person's Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); and (ii) is not a party to or bound by any Contract providing for payments by the Purchaser with respect to any amount of Taxes of any other Person.

          (g)   The Purchaser has delivered to the Company or its Representatives accurate and complete copies of all its Tax Returns. The Purchaser has not previously elected to be treated as an S Corporation under Section 1361 of the Code. The Purchaser has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

          (h)   The Purchaser has not participated and is not currently participating, in a "Listed Transaction" or a "Reportable Transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Legal Requirement.

          (i)    The Purchaser has not been either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (a) in the two years prior to the date of this Agreement or (b) which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Acquisition.

          (j)    Neither the Purchaser nor any Entity to whose Liabilities the Purchaser has succeeded has filed or been included in a consolidated, unitary or combined Tax Return with another Person, other than a group of which the Purchaser is a common parent.

          (k)   The Purchaser is not and has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

        3.16 Employee and Labor Matters; Benefit Plans.

          (a)   Part 3.16(a) of the Purchaser Disclosure Schedule accurately sets forth, with respect to each employee of the Purchaser (including any employee who is on a leave of absence): (i) the name, title and date of hire of such employee, (ii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director's fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee with respect to services performed in the fiscal year ended December 31, 2004; (iii) such employee's annualized compensation as of March 17, 2005; and (iv) each Purchaser Benefit Plan in which such employee participates or is eligible to participate. Part 3.16(a) accurately sets forth, with respect to each independent contractor of the Purchaser, the same information set forth in clauses (i) through (iii) of the foregoing sentence.

          (b)   Part 3.16(b) of the Company Disclosure Schedule accurately identifies each former employee of the Purchaser who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (other than continued involvement in 401(k) plans and stock option plans and rights to insurance in accordance with COBRA) relating to such former employee's employment with the Purchaser.

          (c)   The employment of each of the Purchaser's employees is terminable by the Purchaser at will. The Purchaser has delivered or made available to the Company or its Representatives accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the Associates of the Purchaser that the Purchaser provides to such employees. To the knowledge of the Purchaser, no employee intends to terminate his employment with the Purchaser, nor has any such employee threatened or expressed any intention to do so.

          (d)   The Purchaser is not a party to, or bound by, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Purchaser, seeking to represent any employees of the Purchaser. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting the Company or any of its employees. Other than as a result of the Acquisition no event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

          (e)   The Purchaser is not or has never been engaged, in any unfair labor practice within the meaning of the National Labor Relations Act. As of the date of this Agreement, there is no Legal Proceeding, claim, labor dispute or grievance pending or, to the knowledge of the Purchaser, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers' compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Associate of the Purchaser, including charges of unfair labor practices or discrimination complaints.

          (f)    No current or former independent contractor of the Purchaser could be deemed to be a misclassified employee. No independent contractor (i) has provided services to the Purchaser for a period of six consecutive months or longer or (ii) is eligible to participate in any Benefit Plan of the Purchaser. The Purchaser has not ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of the Purchaser.

          (g)   Part 3.16(g) of the Purchaser Disclosure Schedule contains an accurate and complete list as of the date hereof of each Benefit Plan of the Purchaser and each Benefit Agreement of the Purchaser. With respect to each Benefit Plan of the Purchaser, the Purchaser has delivered or made available to the Company or its Representatives: (i) an accurate and complete copy of all documents setting forth the material terms of such Benefit Plan of the Purchaser, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Benefit Plan of the Purchaser for the three most recent plan years; (iii) if such Benefit Plan of the Purchaser is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Benefit Plan's assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Benefit Plan; (v) accurate and complete copies of all Contracts relating to such Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vi) all written materials provided to any Associate of the Purchaser relating to such Purchaser Benefit Plan, including acceleration of payments or vesting schedules or other events that would result in any Liability to the Purchaser or any Affiliate of the Purchaser; (vii) all forms and related notices required under COBRA with respect to such Purchaser Benefit Plan; (viii) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; and (ix) if such Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent United States Internal Revenue Service determination letter (or opinion letter, if applicable) received with respect to such Benefit Plan.

          (h)   Each of the Benefit Plans of the Purchaser has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. The Purchaser has performed all obligations required to be performed by them under each Benefit Plan of the Purchaser and the Company is not in default or violation of the terms of any Benefit Plan. To the knowledge of the Purchaser, there has been no default or violation by any other party with respect to any term of any Benefit Plan of the Company. Any Benefit Plan of the Purchaser intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the knowledge of the Purchaser, there is not and there has never been any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any Benefit Plan of the Company. As of the date of this Agreement, there are no claims or Legal Proceedings pending, or, to the knowledge of the Purchaser, threatened or reasonably anticipated (other than routine claims for benefits), against any Benefit Plan of the Purchaser or against the assets of any Benefit Plan of the Purchaser. Each Benefit Plan of the Purchaser can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without Liability to Purchaser or the Company (other than ordinary administration expenses). All contributions, premiums and expenses to or in respect of each Benefit Plan of the Purchaser have been paid in full or, to the extent not yet due, have been adequately accrued on the Purchaser Unaudited Balance Sheet.

          (i)    Neither the Purchaser nor any Affiliate of the Purchaser has ever maintained, established, sponsored, participated in, or contributed to any: (i) Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) "multiemployer plan" within the meaning of Section 3(37) of ERISA; (iii) "multiple employer plan" (within the meaning of Section 413(c) of the Code); or (iv) Benefit Plan in which stock of any of the Company or any Affiliate of the Company is or was held as a "plan asset" within the meaning of the United States Department of Labor Regulations Section 2510.3-101.

          (j)    Neither the execution of this Agreement nor the consummation of the Acquisition (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation to any Associate of the Purchaser (whether or not under any Benefit Plan of the Purchaser); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Associate of the Purchaser; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any "parachute payment" under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing, the consummation of the Acquisition will not result in the acceleration of vesting of any unvested options of the Purchaser under its 1999 Equity Incentive Plan and 2004 Equity Incentive Plan.

          (k)   The Purchaser (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Associates of the Purchaser, including the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and any similar provisions of state law; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Associate of the Purchaser; (iii) has no Liability for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Associate of the Purchaser (other than routine payments to be made in the normal course of business and consistent with past practice).

        3.17 Environmental Matters. The Purchaser: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material Liability under, any applicable Environmental Requirements; and (ii) possesses all material permits and other Governmental Authorizations required under applicable Environmental Requirements, and is in compliance in all material respects with the terms and conditions thereof.

        3.18 Insurance. Part 3.18 of the Purchaser Disclosure Schedule accurately sets forth, with respect to each insurance policy (including directors' and officers' liability insurance maintained by the Purchaser maintained by or at the expense of, or for the direct or indirect benefit of, the Purchaser: (a) the name of the insurance carrier that issued such policy and policy number of such policy; (b) whether such policy made is a "claims made" or "occurrences" policy; (c) the annual premiums associated with such policies; and (d) a description of any claims pending under any insurance policies set forth on Part 3.18 of the Purchaser Disclosure Schedule. The Purchaser has delivered or made available to the Company or its Representatives accurate and complete copies of all such insurance policies. Each of such policies is valid, enforceable and in full force and effect. The Purchaser has in full force and effect fire and casualty insurance policies, with extended coverage, and insurance against other hazards, risks and liabilities to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated. Each of such policies is valid, enforceable and in full force and effect. The Purchaser has not received any written notice or other written communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. All information provided to insurance carriers (in applications and otherwise) on behalf of the Purchaser is accurate and complete in all material respects.

        3.19 Transactions with Affiliates. Except as set forth on Part 3.19 of the Purchaser Disclosure Schedule, the Purchaser is not a party to any agreement or Contract with any Affiliate of the Purchaser other than on an arms-length basis.

        3.20 Legal Proceedings; Orders.

          (a)   There is no pending Legal Proceeding, and (to the knowledge of the Purchaser), no Person has threatened in writing to commence any Legal Proceeding: (i) against the Purchaser, any Associate of the Purchaser (in his or her capacity as such) or any of the assets owned or used by the Purchaser; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Acquisition. To the knowledge of the Purchaser, no event has occurred, and no claim or dispute exists, that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

          (b)   There is no order, writ, injunction, judgment or decree to which the Purchaser, or any of the assets owned or used by the Purchaser, is subject. To the knowledge of the Purchaser, no officer of the Purchaser is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of the Purchaser.

        3.21 Authority; Binding Nature of Agreement. The Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.22 Non-Contravention; Consents. Subject to obtaining the approval of the Board of Directors of Purchaser, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of the Acquisition, will directly or indirectly (with or without notice or lapse of time): (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of incorporation, bylaws or other charter or organizational documents of the Purchaser or any of its Subsidiaries; (b) give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization held by the Purchaser; (c) give any Person the right to (i) declare a default or exercise any remedy under any Material Contract of the Purchaser, (ii) accelerate the maturity or performance of any Material Contract of the Purchaser or (iii) cancel, terminate or modify any Material Contract of the Purchaser; or (d) result in the imposition or creation of any Encumbrance upon any assets, except for conflicts, violations, breaches or acts that would not, individually or in the aggregate, be expected to have a Material Adverse Effect on the Purchaser. Except as set forth in Part 3.22 of the Purchaser Disclosure Schedule, the Purchaser is not nor will it be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any Transactional Agreement or the consummation of the Acquisition (other than federal securities and blue sky filings that may properly be made after the Closing).

        3.23 Financial Advisor. Except as set forth on Part 3.23 of the Purchaser Disclosure Schedule, Purchaser has not agreed or become obligated to pay, or has taken any action that might result in, any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with the Acquisition.

Section 4. COVENANTS OF THE PARTIES

        4.1   Employment and Related Matters. Purchaser agrees to assume the obligations set forth in, and take all action necessary to comply with, the letter agreement, attached hereto as Exhibit D (the "Letter Agreement").

        4.2   Disclosure.

          (a)   Prior to the Closing Date, neither the Company nor any of the Shareholders nor any of their respective Representatives shall, issue any press release or other public disclosures (other than to its employees, customers and vendors) regarding the Acquisition unless: (a) Purchaser shall have approved such press release or disclosure in writing; or (b) the Company shall have delivered to Purchaser a copy of a written legal opinion from a reputable law firm confirming that such disclosure is required by applicable law and, at least 72 hours before such press release or disclosure is issued or made, the Company advises Purchaser of, and consults with Purchaser regarding, the text of such press release or disclosure.

          (b)   Following the Closing Date, neither the Company nor any of the Shareholders nor any of their respective Representatives shall, issue any press release or other public disclosures regarding the Acquisition unless: (a) Purchaser shall have approved such press release or disclosure in writing; or (b) the Company shall have delivered to Purchaser a copy of a written legal opinion from a reputable law firm confirming that such disclosure is required by applicable law and, at least 72 hours before such press release or disclosure is issued or made, the Company advises Purchaser of, and consults with Purchaser regarding, the text of such press release or disclosure.

        4.3   Access to Information. From the date of this Agreement until the Closing Date, upon reasonable prior notice, the Purchaser shall afford the Shareholders, and the Shareholders shall afford, and shall cause the Company to afford, the Purchaser reasonable access, during normal business hours, to the offices, properties, books and records of the Purchaser or the Company, as applicable, and furnish to the Shareholders and Purchaser, as applicable, such additional information regarding the Company or the Purchaser (as applicable) as the Shareholders or the Purchaser may from time to time reasonably request.

        4.4   Conduct of Company Prior to Closing. The Shareholders shall use reasonable efforts to ensure, and shall use reasonable efforts to cause the Company to ensure, that, except with the consent of Purchaser, from the date hereof through the Closing Date:

          (a)   the Company conducts its operations in the ordinary course of business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement;

          (b)   the Company shall use its commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, independent contractors and other Persons having business relationships with the Company and (iv) promptly repair, restore or replace any assets that are destroyed or damaged;

          (c)   to the extent requested by the Purchaser, the officers of the Company shall confer with the Purchaser concerning operational matters outside the ordinary course of business and the status of the Company, including its condition, assets, Liabilities, operations, financial performance and prospects;

          (d)   the Purchaser is notified immediately of any inquiry, proposal or offer from any Person relating to an acquisition of the Company and neither the Company nor the Shareholders becomes a party to an agreement providing for the acquisition of the Company or the Company Shares;

          (e)   the Company does not form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (f)    the Company does not incur or assume any Liability, except for current Liabilities incurred in the ordinary course of business, and the Company does not make any payment (whether of interest, principal or otherwise) with respect to any indebtedness of the Company, including the ISx Debt and the predecessor to such ISx debt, excluding however ordinary course vendor and supplier financing as well as non-debt obligations pursuant to customer contracts and strategic partnerships, and excluding payments to the Company's service providers incurred in connection with the Acquisition;

          (g)   except as specifically set forth in Part 4.4(g) of the Company Disclosure Schedule, the Company does not establish or adopt any Benefit Plan, employment agreement, retention plan, change of control agreement or similar agreement or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors; provided, that, the annual base salary of employees (other than officers) of the Company may be increased in the ordinary course of business not more than once per employee in an amount not to exceed $7,500 per employee; and

          (h)   neither the Company nor any Shareholder enters into any transaction or takes any other action that would reasonably be expected to constitute a Breach of any representation or warranty made by the Shareholders in this Agreement as of the Closing Date.

        4.5   Conduct of Purchaser Prior to Closing. The Purchaser shall use reasonable efforts to ensure that, except as set forth on Part 4.5 of the Purchaser Disclosure Schedule or with the consent of STIC, from the date hereof through the Closing Date:

          (a)   the Purchaser conducts its operations in the ordinary course of business and in substantially the same manner as such operations have been conducted prior to the date of this Agreement;

          (b)   the Purchaser shall use its commercially reasonable efforts to (i) preserve intact its current business organization, (ii) keep available the services of its current officers and employees, (iii) maintain its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, independent contractors and other Persons having business relationships with the Company and (iv) promptly repair, restore or replace any assets that are destroyed or damaged;

          (c)   to the extent requested by the Shareholders, the officers of the Purchaser shall confer with the Shareholders concerning operational matters outside the ordinary course of business and the status of the Purchaser, including its condition, assets, Liabilities, operations, financial performance and prospects;

          (d)   the Company is notified immediately of any inquiry, proposal or offer from any Person relating to an acquisition of the Purchaser and the Purchaser shall not becomes a party to an agreement providing for the acquisition of the Purchaser;

          (e)   the Purchaser does not form any Subsidiary or acquire any equity interest or other interest in any other Entity;

          (f)    the Purchaser does not incur or assume any Liability, except for current Liabilities incurred in the ordinary course of business, and the Purchaser does not make any payment (whether of interest, principal or otherwise) with respect to any indebtedness of the Purchaser, excluding however ordinary course vendor and supplier financing as well as non-debt obligations pursuant to customer contracts and strategic partnerships, and excluding payments to the Purchaser's service providers incurred in connection with the Acquisition;

          (g)   the Purchaser does not establish or adopt any Benefit Plan, employment agreement, retention plan, change of control agreement or similar agreement or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or independent contractors; provided, that, the annual base salary of employees (other than officers) of the Company may be increased in the ordinary course of business not more than once per employee in an amount not to exceed $7,500 per employee;

          (h)   the Purchaser does not enter into any transaction or take any other action that would reasonably be expected to constitute a Breach of any representation or warranty made by the Purchaser as of the Closing Date.

        4.6   Filings and Consents; Reasonable Best Efforts. The parties shall ensure that all filings, notices and Consents required to be made, given and obtained in order to consummate the Acquisition are made, given and obtained on a timely basis. From the date hereof through the Closing Date, the parties shall use their reasonable best efforts to cause the conditions set forth in Sections 5.1 and 5.2 (as applicable) to be satisfied on a timely basis.

        4.7   Notification; Updates to Disclosure Schedule. From the date hereof through the Closing Date, the parties shall use reasonable best efforts to promptly notify the other parties in writing of: (a) the discovery by any Shareholder or the Purchaser (as applicable) of any event, condition, fact or circumstance that occurred or existed on the date of this Agreement and that caused or constitutes a Breach in any material respect of any representation or warranty made by the Shareholders or by the Purchaser, as the case may be, in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach in any material respect of any representation or warranty made by the Shareholders or by the Purchaser, as the case may be, in this Agreement; (c) any Breach in any material respect of any covenant or obligation of the Shareholders or the Purchaser, as the case may be; and (d) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 5.1 or 5.2, as the case may be, impossible or unlikely. No such notification shall be deemed to supplement or amend the Company Disclosure Schedule or Purchaser Disclosure Schedule, as the case may be, for the purpose of (a) determining the accuracy of any representation or warranty made by the Shareholders or the Purchaser in this Agreement or (b) determining whether any of the conditions set forth in Section 5 have been satisfied.

        4.8   No Negotiation. The Shareholders shall use reasonable efforts to ensure, and shall use reasonable efforts to cause the Company to ensure, that from the date hereof through the Closing Date, neither the Company nor any Shareholder, nor any Representative of the Shareholders or the Company, directly or indirectly: (i) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to an acquisition of the Company or the Company Shares; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed acquisition of the Company or Company Shares; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to an acquisition of the Company or Company Shares.

        4.9   Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate. If, for any reason, the sale of the Company Shares is not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect.

Section 5. CLOSING CONDITIONS AND DELIVERABLES OF THE PARTIES

        5.1   Conditions Precedent to the Purchaser's Obligation to Close. The obligations of Purchaser to consummate the Acquisition and to take the other actions required to be taken by Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

          (a)   Accuracy of Representations. All of the representations and warranties which are qualified by "in any material respect", "Material Adverse Effect" or other similar materiality qualifier made by the Shareholders in this Agreement, the Shareholder Closing Certificate and in any certificate or other writing delivered by the Shareholders pursuant to this Agreement shall be true at and as of the Closing Date, as if made at and as of the Closing Date, except for representations and warranties made as of a specified date which shall be true as of such specified date. All other representations and warranties made by the Shareholders in this Agreement, the Shareholder Closing Certificate and in any certificate or other writing delivered by the Seller pursuant to this Agreement shall be true in all material respects at and as of the Closing Date, as if made at and of the Closing Date, except for representations and warranties made as of a specified date which shall be true in all material respects as of such specified date.

          (b)   Performance of Obligations. The Shareholders shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date.

          (c)   No Prohibition. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (d)   Closing Deliverables. At the Closing, the Shareholders shall deliver the following to the Purchaser:

            (i)    a certificate, in form and substance reasonably satisfactory to the Purchaser, signed by the secretary of the Company, dated the Closing Date, certifying as to (i) the organizational documents of the Company as in effect on the Closing Date; and (ii) certificates of good standing of the Company from the Secretary of State of the States of Delaware and Florida as of a recent date;

            (ii)   each of the Consents identified in Part 2.22 of the Company Disclosure Schedule;

            (iii) a certificate, executed by each of the Shareholders (the "Shareholder Closing Certificate"), setting forth that the conditions in Sections 5.1(a) and 5.1(b) have been met;

            (iv)  board resolutions of the Company evidencing the election of Kevin Kimberlin to the board of directors of the Company;

            (v)   the Shareholder Stock Certificates and Stock Assignments;

            (vi)  the rescission agreement, in the form attached hereto as Exhibit E, executed by each of the Shareholders (the "Rescission Agreement");

            (vii) the Letter Agreement executed by the Company and STIC;

            (viii)  the agreements evidencing the ISx Debt executed by the parties thereto in the forms attached hereto as Exhibit F, which agreements shall include an amendment to the UCC-1 financing statement that is currently on file for the benefit of Kevin Kimberlin Partners, L.P. with the Company listed as the debtor to conform the description of the collateral and other terms and obligations to the terms of the ISx Debt and to assign Kevin Kimberlin as agent for the lenders pursuant to the terms of the ISx Debt;

            (ix)  Purchaser's form of Second Amended and Restated Investor Rights Agreement, executed by each of the Shareholders and Messrs. Downs and Klein (in the case of Messrs. Downs and Klein, with respect to the underlying shares of stock issuable upon exercise of the warrants being issued to them in connection with the transactions contemplated by this Agreement);

            (x)   the working capital facility letter, in the form attached hereto as Exhibit G, executed by STIC, the Company and Purchaser; and

            (xi)  the M&A letter agreement, in the form attached hereto as Exhibit H, executed by Spencer Trask Ventures, Inc., STIC, the Company and Purchaser.

          (e)   Purchaser Restated Certificate. The Purchaser Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

        5.2   Conditions Precedent to the Shareholders' Obligation to Close. The obligations of the Shareholders to consummate the Acquisition and to take the other actions required to be taken by the Shareholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Shareholder's Agent, in whole or in part, in writing):

          (a)   Accuracy of Representations. All of the representations and warranties which are qualified by "in any material respect", "Material Adverse Effect" or other similar materiality qualifier made by the Purchaser in this Agreement, the Purchaser Closing Certificate and in any certificate or other writing delivered by the Purchaser pursuant to this Agreement shall be true at and as of the Closing Date, as if made at and as of the Closing Date, except for representations and warranties made as of a specified date which shall be true as of such specified date. All other representations and warranties made by the Purchaser in this Agreement, the Purchaser Closing Certificate and in any certificate or other writing delivered by the Purchaser or Parent pursuant to this Agreement shall be true in all material respects at and as of the Closing Date, as if made at and of the Closing Date, except for representations and warranties made as of a specified date which shall be true in all material respects as of such specified date.

          (b)   Performance of Obligations. The Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

          (c)   No Prohibition. No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

          (d)   Closing Deliverables. At the Closing, the Purchaser shall deliver the following to the Seller:

            (i)    a certificate, in form and substance reasonably satisfactory to the Shareholder's Agent, signed by the secretary of Purchaser, dated the Closing Date, certifying as to (i) resolutions adopted by the board of directors of Purchaser approving the execution by Purchaser of the Transactional Agreements; (ii) the organizational documents of Purchaser as in effect on the Closing Date; and (iii) certificates of good standing from the Secretary of State of the States of Delaware and Colorado as of a recent date;

            (ii)   a certificate, executed by an officer of Purchaser (the "Purchaser Closing Certificate"), setting forth that the conditions in Sections 5.2(a), 5.2(b) and 5.2(e) have been met;

            (iii) the Rescission Agreement executed by the Purchaser;

            (iv)  the Letter Agreement executed by the Purchaser;

            (v)   the agreements evidencing the ISx Debt executed by the parties thereto in the forms attached hereto as Exhibit F;

            (vi)  Purchaser's form of Second Amended and Restated Investor Rights Agreement, executed by the Purchaser; and

            (vii) an opinion of counsel to the Purchaser in the form attached hereto as Exhibit I.

          (e)   Purchaser Restated Certificate. The Purchaser Restated Certificate shall have been filed with the Secretary of State of the State of Delaware.

          (f)    Issuance of Consideration Shares. At the Closing, the Purchaser shall issue the Consideration Shares to the Shareholders, subject to the provisions of Section 1.2.

Section 6. INDEMNIFICATION

        6.1   Survival of Representations and Covenants; Limitation on Indemnification Claims.

          (a)   The covenants of each party to this Agreement shall survive: (i) the Closing of the Acquisition, including, without limitation, the sale of the Company Shares to the Purchaser. All of said covenants shall remain in full force and effect and shall survive for an unlimited period of time.

          (b)   The representations, warranties and covenants of the parties hereto, and the rights and remedies that may be exercised by any Indemnitee, shall be limited to the extent that the matter that is the subject of such Breach was specifically disclosed in any written document, written diligence memorandum or other written communication to the management or special committee of the board of directors or Representatives of the Purchaser or to the management or board of directors or Representatives of the Company, as the case may be.

          (c)   The representations and warranties of the parties hereto shall survive the Closing of the Acquisition, including, without limitation, the sale of the Shares to the Purchaser. All of said representations and warranties shall remain in full force and effect and shall expire on the Expiration Date; provided, however, that (x) the foregoing shall not apply to claims based on fraud; (y) claims pursuant to Section 6.3 below which shall survive until the second anniversary of the Closing Date; and (y) if a Claim Notice relating to any representation or warranty set forth herein is given to the Purchaser or Shareholder's Agent, as the case may be, on or prior to such Expiration Date, then, notwithstanding anything to the contrary contained in this Section 6.1(c), such representation or warranty shall not so expire, but rather shall remain in full force and effect until such time as each and every claim (including any indemnification claim asserted by any Indemnitee under Sections 6.2, 6.3 or 6.4) that is set forth in such Claim Notice has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the indemnifying party or parties or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

          (d)   For purposes of this Agreement, a "Claim Notice" relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Purchaser or Shareholder's Agent, as the case may be, a written notice stating that such Indemnitee reasonably believes that there is or has been a possible Breach of such representation or warranty and containing (i) a detailed (to the extent reasonably possible based upon the facts known to the party delivering the Claim Notice) description of the circumstances supporting such Indemnitee's belief that there is or has been such a possible Breach and (ii) a non-binding, preliminary good faith estimate (to the extent reasonably possible based upon the facts known to the party delivering the Claim Notice) of the aggregate dollar amount of the actual and potential Damages that have arisen and may arise as a direct or indirect result of such possible Breach.

          (e)   To the extent that the Purchaser shall receive payment under any insurance policies on account of any claims for which indemnification may be sought hereunder, the amount (if any) payable by the Shareholders on account of such claims shall be reduced by the amount of such payment or, if the Purchaser shall already have collected on such claim, then Purchaser shall repay to the Shareholders the amount of such payment. To the extent that the Shareholders shall receive payment under any insurance policies on account of any claims for which indemnification may be sought hereunder, the amount (if any) payable by Purchaser on account of such claims shall be reduced by the amount of such payment or, if the Shareholders shall already have collected on such claim, then Shareholders shall repay to Purchaser the amount of such payment. Notwithstanding the foregoing, neither Purchaser nor the Shareholders shall have any obligation to seek insurance recovery unless the amount of Damages, as specified in the Claim Notice, minus any applicable Basket Amount exceeds the Insurance Deductible Amount.

        6.2   Indemnification by the Shareholders. The Shareholders severally (and not jointly) shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (a)   any Breach by the Shareholders of any representation or warranty of the Shareholders contained in this Agreement or any other Transactional Agreement;

          (b)   any Breach of any covenant of the Shareholders contained in this Agreement or any other Transactional Agreement; and

          (c)   any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clauses "(a)" or "(b)" above (including any Proceeding commenced by any Purchaser Indemnitee for the purpose of enforcing any of its rights under this Section 6).

        The Purchaser Indemnitees shall not be entitled to indemnification pursuant to the provisions of this Section 6.2 until the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties pursuant to this Section 6.2 (and excluding any Damages arising pursuant to Section 6.3 below)) exceeds $100,000 (the "Basket Amount") (it being understood and agreed that the Basket Amount is intended as a deductible, and the Shareholders will not be liable for the first $100,000 of Damages for which the Purchaser Indemnitees are entitled to indemnification). Notwithstanding the foregoing, no Basket Amount shall apply to (a) claims based on fraud or any claim in the nature of fraud or (b) claims arising pursuant to Section 6.3 below.

        Subject to Sections 6.3 and 7.14 below, all of the indemnification obligations of either of the Shareholders shall be satisfied exclusively by deduction from the Escrow Shares; provided, that, each Shareholder may elect, at its sole option, to satisfy such indemnification obligation in cash (the "Shareholder Cap"). Notwithstanding the foregoing, any Breach of any covenant (or any Proceeding relating directly or indirectly to any such failure or Breach) of the Shareholders contained in Sections

1.1, 1.2(b), 1.2(c), 1.4, 1.6, 4.1, 4.2(b), 6.1(e), 6.3, 6.4, 6.5, 6.6, 7.7, 7.8, 7.10 or 7.12 of this Agreement shall be satisfied exclusively by the payment in cash of the amount thereof. Notwithstanding the foregoing, no limitation shall apply to (a) claims based on fraud or any claim in the nature of fraud or (b) claims arising pursuant to Section 6.3 below.

        For purposes of the indemnity obligations under Section 6, the value per share of Purchaser Series 1 Stock shall be deemed to be the Series 1 Value on the date of a written settlement agreement executed on behalf of the indemnifying party or parties or on the date of receipt of a final, non-appealable judgment issued by a court of competent jurisdiction; any indemnification obligation that may be satisfied by the surrender of Escrow Shares shall be satisfied by transfer of that number of Escrow Shares with a value (based on such Series 1 Value) equal to the amount of the indemnification obligation.

        6.3   Additional Indemnity by STIC. STIC shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from any claim or Proceeding commenced by Edgar Downs or Steven Klein as a result of any facts or circumstances occurring prior to the Closing Date, other than any claim brought by either of them in their capacity as a present or former officer, director or employee of the Company or any affiliate of the Company for indemnification under the Company's organizational documents, applicable law or the indemnification agreement entered into between each of them and the Company.

        Notwithstanding the provisions of Section 6.2, any indemnification obligation of STIC arising pursuant to this Section 6.3 shall be satisfied exclusively in cash and will not be subject to the Basket Amount or Shareholder Cap.

        6.4   Indemnification by Purchaser. Purchaser shall hold harmless and indemnify each of the Shareholder Indemnitees from and against, and shall compensate and reimburse each of the Shareholder Indemnitees for, any Damages that are directly or indirectly suffered or incurred by the Shareholder Indemnitees or to which any of the Shareholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

          (a)   any Breach by the Purchaser of any representation or warranty of the Purchaser contained in this Agreement or any other Transactional Agreement;

          (b)   any Breach of any covenant of the Purchaser contained in this Agreement or any other Transactional Agreement; or

          (c)   any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clauses "(a)" or "(b)" above (including any Proceeding commenced by the Shareholders for the purpose of enforcing their rights under this Section 6).

        The Shareholder Indemnitees shall not be entitled to indemnification pursuant to the provisions of this Section 6.4 until the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) exceeds the Basket Amount (it being understood and agreed that the Basket Amount is intended as a deductible, and the Purchaser will not be liable for the first $100,000 of Damages for which the Shareholder Indemnitees are entitled to indemnification). Notwithstanding the foregoing, no Basket Amount shall apply to claims based on fraud or any claim in the nature of fraud.

        All of the indemnification obligations of the Purchaser shall be satisfied exclusively by issuing shares of Purchaser Series 1 Stock to each of the Shareholders on a pro rata basis in accordance with the respective amounts set forth on Exhibit B; provided, that, the Purchaser may elect, at its sole option, to satisfy such indemnification obligation in cash; and, provided, further, that, no issuance of shares of Purchaser Series 1 Stock or cash, as the case may be, shall be issued to the Shareholders in respect of satisfaction of indemnification obligations on or prior the Rescission Termination Date. Notwithstanding the foregoing, any Breach of any covenant (or any Proceeding relating directly or indirectly to any such failure or Breach) of the Purchaser contained in Sections 1.1, 1.2(b), 1.2(c), 1.4, 1.6, 4.1, 4.2(b), 6.1(e), 6.3, 6.4, 6.5, 6.6, 7.7, 7.8, 7.10 or 7.12 of this Agreement shall be satisfied exclusively by the payment in cash of the amount thereof. Any indemnification obligation that may be satisfied by issuance to the Shareholders of shares of Purchaser Series 1 Stock shall be satisfied by issuing that number of shares of Series 1 Stock with a value (based on the Series 1 Value) equal to the amount of the indemnification obligation. The aggregate number of shares of Purchaser Series 1 Stock that shall be issued by Purchaser on account of claims for which indemnification shall be satisfied by the issuance of shares of Purchaser Series 1 Stock pursuant to the provisions of this Section 6.4 shall not exceed the number of Escrow Shares (as adjusted for stock splits, stock dividends, recapitalizations and the like). Notwithstanding the foregoing, no limitation shall apply to claims based on fraud or any claim in the nature of fraud.

        6.5   Defense of Third-Party Claims. An indemnified party shall have the right at its own expense (which is not indemnifiable hereunder) to participate jointly with the indemnifying party in the defense of any claim, demand, lawsuit or other Proceeding in connection with which the indemnified party claims indemnification hereunder but, with respect to any issue involved in such claim, demand, lawsuit or other Proceeding as to which an indemnifying party shall have acknowledged the obligation to indemnify the indemnified party hereunder, such indemnifying party shall have the sole right to settle or otherwise dispose of such claim, demand, lawsuit or other Proceeding on such terms as the indemnifying party, in its sole and absolute discretion, shall deem appropriate; provided, however, that the indemnifying party shall not agree to any such settlement or other disposition that provides for injunctive relief against the Purchaser or Shareholders, as applicable, or otherwise provides for any obligations on the part of the Purchaser or Shareholders, as applicable (other than the payment of monetary damages for which the indemnifying party will be solely responsible), or any loss of rights of the Purchaser or Shareholders, as applicable, or that results in the admission of Liability of the Purchaser or the Shareholders, as applicable, without the prior written consent of the Purchaser or Shareholder, as applicable.

        6.6   Exclusivity of Indemnification Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (whether in contract, statute, tort, including negligence or otherwise, but excluding any claim based upon fraud or any claim in the nature of fraud) shall be pursuant to the indemnification provisions set forth in this Section 6.

Section 7. MISCELLANEOUS PROVISIONS

        7.1   Shareholder's Agent.

          (a)   By virtue of the approval of this Agreement by the Shareholders, and without further action of any Shareholder, each Shareholder shall be deemed to have irrevocably constituted and appointed Kevin Kimberlin as agent and attorney-in-fact (the "Shareholder's Agent") for and on behalf of the Shareholders, with full power of substitution, to act in the name, place and stead of each Shareholder with respect to Section 6 hereof and the taking by the Shareholder's Agent of any and all actions and the making of any decisions required or permitted to be taken by the Shareholder's Agent under this Agreement or any other Transactional Agreements, including the exercise of the power to: (i) give and receive notices and communications under Section 6 of this Agreement; (ii) authorize delivery to Purchaser of Escrow Shares in satisfaction of claims for indemnification made by Purchaser under this Agreement; (iii) object to claims for indemnification made by Purchaser under this Agreement; and (iv) take all actions necessary or appropriate in the good faith judgment of the Shareholder's Agent for the accomplishment of the foregoing. The power of attorney granted in this Section 7.1 is coupled with an interest and is irrevocable, may be delegated by the Shareholder's Agent and shall survive the death or incapacity or assignment of any interest herein of any Shareholder. The identity of the Shareholder's Agent and the terms of the agency may be changed, and a successor Shareholder's Agent may be appointed, from time to time (including in the event of the death, disability or other incapacity of the Shareholder's Agent) by Shareholders whose interest in the Escrow Shares exceed 50%, and any such successor shall succeed the Shareholder's Agent as Shareholder's Agent hereunder. No bond shall be required of the Shareholder's Agent, and the Shareholder's Agent shall receive no compensation for his services in such capacity.

          (b)   The Shareholder's Agent shall not be liable for any Liability, loss, damage, penalty, fine, cost or expense incurred other than in the case of fraud by the Shareholder's Agent while acting in good faith and in the exercise of his reasonable judgment and arising out of or in connection with the acceptance or administration of his duties hereunder (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of lack of fraud). The Escrow Shares shall be available to indemnify and hold the Shareholder's Agent harmless against any liability, loss, damage, penalty, fine, cost or expense incurred by the Shareholder's Agent other than in the case of fraud on the part of the Shareholder's Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement. The Shareholder's Agent shall be entitled to recover any out-of-pocket costs and expenses reasonably incurred by the Shareholder's Agent in connection with actions taken by the Shareholder's Agent pursuant to the terms of this Agreement or the Escrow Shares (including the hiring of legal counsel and the incurring of legal fees and costs) from Escrow Shares (and interest accrued thereunder), without the requirement of any consent or approval by Purchaser.

          (c)   From and after the Closing Date, a decision, act, consent or instruction of the Shareholder's Agent shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each Shareholder, and Purchaser may rely upon any decision, act, consent or instruction of the Shareholder's Agent as being the decision, act, consent or instruction of each Shareholder. Purchaser is hereby relieved from any liability to any Person for any acts done by Shareholder's Agent and any acts done by Purchaser in accordance with any such decision, act, Consent or instruction of the Shareholder's Agent.

        7.2   Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        7.3   Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        7.4   Entire Agreement; Counterparts; Exchanges by Facsimile. The Transactional Agreements, together with the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        7.5   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each of the parties irrevocably waives the right to trial by jury.

        7.6   Disclosure Schedule. The Company Disclosure Schedule and Purchaser Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, as applicable, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as applicable, and shall not be deemed to relate to or to qualify any other representation or warranty unless such relation or qualification is reasonably apparent based on the text of the disclosure. For purposes of this Agreement, each statement or other item of information set forth in the Company Disclosure Schedule or Purchaser Disclosure Schedule, as applicable, shall be deemed to be a representation and warranty made (a) by the Shareholders in Section 2 and (b) by the Purchaser in Section 3.

        7.7   Attorneys' Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        7.8   Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (a) neither this Agreement nor any of the Shareholder's rights or obligations hereunder may be assigned or delegated by the Shareholders without the prior written consent of Purchaser, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Shareholder without Purchaser's prior written consent shall be void and of no effect and (b) neither this Agreement nor any of the Purchaser's rights or obligations hereunder may be assigned or delegated by the Purchasers without the prior written consent of STIC, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any Purchaser without STIC's prior written consent shall be void and of no effect; provided, that, Purchaser shall be able to freely assign and delegate this Agreement and Purchaser's rights and obligations hereunder following the Closing in connection with an Acquisition or Asset Transfer, as defined in the Purchaser Restated Certificate. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (i) the parties hereto; and (ii) the Indemnitees to the extent of their respective rights pursuant to Section 6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        7.9   Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

  if to Purchaser:

    Aptas, Inc.
    1517 Blake Street
    Second Floor
    Denver, CO 80202
    Attention: Perry Evans, Chief Executive Officer
    Facsimile: (303) 572-1123

  with a copy to:

    Cooley Godward LLP
    380 Interlocken Crescent
    Suite 900
    Broomfield, CO 80021
    Attention: Brent D. Fassett, Esq.
    Facsimile: (720) 566-4099

  if to the Shareholder's Agent:

    Kevin Kimberlin
    Spencer Trask Intellectual Capital Company LLC
    535 Madison Avenue, 18th Floor
    New York, New York 10022
    Facsimile: (212) 829-4452

  with a copy to:

    Greenberg Traurig
    401 East Las Olas Blvd.
    Suite 2000
    Fort Lauderdale, FL 33301
    Attention: Bruce March, Esq.
    Facsimile: (954) 765-1477

  if to any Shareholder, to the address set forth on Exhibit B.

        7.10 Cooperation. The Shareholders agree to cooperate (and to direct the Company to cooperate) fully with Purchaser and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Purchaser to evidence or reflect the Acquisition and to carry out the intent and purposes of this Agreement.

        7.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

        7.12 Waiver of Right of Set-Off. The Purchaser Indemnitees hereby waive any right of set-off which such Purchaser Indemnitees may have against any assets of the Shareholder Indemnitees which they may hold and any amounts which they may owe to the Shareholder Indemnitees for any reason, including, without limitation any amount owed by Purchaser or any of its Affiliates to STIC and its Affiliates pursuant to the ISx Debt. The Shareholder Indemnitees hereby waive any right of set-off which such Shareholder Indemnitees may have against any assets of the Purchaser Indemnitees which they may hold and any amounts which they may owe to the Purchaser Indemnitees.

        7.13 No Additional Representations and Warranties. Purchaser acknowledges that the Shareholders have not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the Shareholders, except as expressly set forth in this Agreement (including the exhibits hereto) and the Company Disclosure Schedule. Each Shareholder acknowledges that the Purchaser has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchaser, except as expressly set forth in this Agreement (including the exhibits hereto) and the Purchaser Disclosure Schedule.

        7.14 Restrictions on Transfer.

          (a)   Each Shareholder agrees not to make any disposition of any Consideration Shares (including the Escrow Shares) at any time on or prior to the Rescission Termination Date.

          (b)   The Shareholders shall have the right, at any time following the Rescission Termination Date and subject to any market stand-off or similar agreement, to sell all or any portion of the Escrow Shares for cash in one or more transactions designated by such Shareholder and the gross proceeds thereof shall then act in lieu of the Escrow Shares for all purposes under this Agreement.

        7.15 Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

        7.16 Termination.

          (a)   This Agreement may be terminated at any time prior to the Closing: (a) by mutual written agreement of the Shareholder's Agent and Purchaser; or (b) by either the Shareholder's Agent or Purchaser if the Closing shall not have been consummated on or before April 30, 2005; provided, however, that the right to terminate this Agreement under this Section 7.16 shall not be available to any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date. The party desiring to terminate this Agreement pursuant to clause (b) shall give written notice of such termination to the other party. If this Agreement is terminated as provided in this Section 7.16, this Agreement shall forthwith become void and there shall be no Liability on the part of any party to this Agreement; provided, that, the provisions of Sections 4.8, 7.5 and this 7.16 shall survive any termination of this Agreement.

          (b)   Notwithstanding the provisions of subsection (a) above, this Agreement shall terminate in its entirety and shall become void concurrently with the consummation of the Rescission (as defined in the Rescission Agreement).

[Remainder of page intentionally left blank]

        In Witness Whereof, the parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:
APTAS, INC., a Delaware corporation
By:	/s/ PERRY EVANS
Perry Evans President and Chief Executive Officer

SHAREHOLDERS:
SPENCER TRASK INTELLECTUAL CAPITAL COMPANY LLC, a Delaware limited liability company
By:	/s/ KEVIN KIMBERLIN
Name:	Kevin Kimberlin
Title:

INTERNATIONAL BUSINESS MACHINES CORPORATION, a New York corporation
By:	/s/ DAVID L. JOHNSON
Name:	David L. Johnson
Title:	Vice President

SHAREHOLDER'S AGENT
/s/ KEVIN KIMBERLIN Kevin Kimberlin

EXHIBIT A
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        Acquisition.    "Acquisition" shall have the meaning set forth in Recital B of the Agreement.

        Affiliate.    "Affiliate" shall mean any Person under common control with the Company or Purchaser, as applicable, within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

        Associate.    "Associate" shall mean any current or former employee, independent contractor, officer or director or any Affiliate of the Company or Purchaser, as applicable.

        Balance Sheet Date.    "Balance Sheet Date" shall have the meaning set forth in Section 2.4(a) of the Agreement.

        Basket Amount.    "Basket Amount" shall have the meaning set forth in Section 6.2 of the Agreement.

        Benefit Agreement.    "Benefit Agreement" shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or Purchaser (as applicable) or any Affiliate of the Company or Purchaser (as applicable) and any Associate of the Company or Purchaser (as applicable), including the Retention Arrangements, other than any such Contract with an Associate of the Company or Purchaser (as applicable) that is terminable "at will" without any obligation on the part of the Company or Purchaser (as applicable) or Affiliate of the Company or Purchaser (as applicable) to make any payments or provide any benefits in connection with such termination.

        Benefit Plan.    "Benefit Plan" shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, Contract or commitment and each other employee benefit plan or arrangement, whether written or unwritten, and whether funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been sponsored, maintained, contributed to or required to be contributed to by the Company or Purchaser (as applicable) or any Affiliate of the Company or Purchaser (as applicable) for the benefit of any Associate of the Company or Purchaser (as applicable) or with respect to the Company or Purchaser (as applicable) or any Affiliate of the Company or Purchaser (as applicable) has or may have any Liability or obligation.

        Book Entries.    "Book Entries" shall have the meaning set forth in Section 1.5 of the Agreement.

        Breach.    There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision; and the term "Breach" shall be deemed to refer to any such inaccuracy, breach or failure.

        Claim Notice.    "Claim Notice" shall have the meaning set forth in Section 6.1(d) of the Agreement.

        Closing.    "Closing" shall have the meaning set forth in Section 1.3 of the Agreement.

        Closing Date.    "Closing Date" shall have the meaning set forth in Section 1.3 of the Agreement.

        COBRA. "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

        Code.    "Code" shall mean the Internal Revenue Code of 1986, as amended.

        Company.    "Company" shall have the meaning set forth in Recital A of the Agreement.

        Company Contract.    "Company Contract" shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any IP of the Company or any other asset of the Company is or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

        Company Disclosure Schedule.    "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Shareholders in accordance with the requirements of Section 7.6 of the Agreement and that has been delivered by the Shareholders to Purchaser on the date of the Agreement.

        Company Financial Statements.    "Company Financial Statements" shall have the meaning set forth in Section 2.4(a) of the Agreement.

        Company IP Contract.    "Company IP Contract" shall mean any Contract to which the Company is or was a party or by which the Company is or was bound or to which any IP of the Company is or was subject, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any IP of the Company or any Intellectual Property developed by, with or for the Company.

        Company Options.    "Company Options" shall have the meaning set forth in Section 1.4(a) of the Agreement.

        Company Returns.    "Company Returns" shall have the meaning set forth in Section 2.15(a) of the Agreement.

        Company Shares.    "Company Shares" shall have the meaning set forth in Recital A of the Agreement.

        Company Source Code.    "Company Source Code" shall mean the human-readable source code version of any Company Software, including all calculation formulae embodied in the Company Software, descriptions or details of any algorithms embodied in the Company Software and all annotations, commentary, instructions, specifications (including design, functional and other technical specifications), programmer notes (technical or otherwise), logic diagrams, flowcharts, input and output layouts, field descriptions, sort sequences, data dictionaries and file layouts relating to any Company Software.

        Company Unaudited Balance Sheet.    "Company Unaudited Balance Sheet" shall have the meaning set forth in Section 2.4(a) of the Agreement.

        Confidentiality Agreement.    "Confidentiality Agreement" shall mean the Nondisclosure Agreement dated January 27, 2004 between the Company and Purchaser.

        Consent.    "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

        Consideration Shares.    "Consideration Shares" shall have the meaning set forth in Section 1.2(a) of the Agreement.

A-2

        Contract.    "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

        Damages.    "Damages" shall mean any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature, net of any insurance recoveries or recoveries from any third parties.

        Encumbrance.    "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

        Entity.    "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

        Environmental Requirement.    "Environmental Requirement" means any U.S. federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, grant, franchise, Contract or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata).

        ERISA.    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        Escrow Shares.    "Escrow Shares" shall have the meaning set forth in Section 1.2(b) of the Agreement.

        Exchange Act.    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        Expiration Date.    "Expiration Date" shall mean the earlier to occur of (a) fifteen (15) months following the Closing Date and (b) the completion of the audit of Purchaser's 2004 financial statements.

        Governmental Authorization.    "Governmental Authorization" shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

        Governmental Body.    "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization.

        Indemnitees.    "Indemnitees" shall mean the Purchaser Indemnitees and the Shareholder Indemnitees collectively.

A-3

        Insurance Deductible Amount.    "Insurance Deductible Amount" shall mean (a) 1.5 multiplied by (b) the unpaid portion of the deductible on the insurance policy under which recovery is being sought, at the time such recovery is being sought.

        Intellectual Property.    "Intellectual Property" shall mean algorithms, application programmers' interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

        Intellectual Property Rights.    "Intellectual Property Rights" shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses "(a)" through "(e)" above.

        IP.    "IP" shall have the meaning set forth in Section 2.9(a) of the Agreement.

        IPO.    "IPO" shall mean Purchaser's first firm commitment underwritten public offering of its common stock registered under the Securities Act of 1933, as amended.

        ISx Debt.    "ISx Debt" shall mean the aggregate indebtedness evidenced by that certain Amended and Restated Secured Convertible Promissory Note, issued by the Company to Kevin Kimberlin Partners, L.P. on the date hereof, in the principal amount of $14,764.285.39.

        Legal Proceeding.    "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

        Legal Requirement.    "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

        Letter Agreement.    "Letter Agreement" shall have the meaning set forth in Section 4.1 of the Agreement.

        Liability.    "Liability" shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

A-4

        Material Adverse Effect.    "Material Adverse Effect" with respect to any company shall mean any effect, change, event or circumstance that, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), Liabilities (accrued, contingent or otherwise), operations, or financial performance of the company and its Subsidiaries taken as a whole; or (b) the ability of the company to consummate the Acquisition or to perform any of its covenants or obligations under this Agreement; provided, that, Material Adverse Effect does not mean any one or more of the following effects, events or changes: (i) general changes in economic conditions; (ii) changes in, or events affecting, the company's industry generally which do not have a materially disproportionate effect on the company and its Subsidiaries, taken as a whole; (iii) the effect of any change arising in connection with any "act of God" including, without limitation, weather, natural disasters and earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions (except to the extent the effect of such change has a materially disproportionate effect on the company and its Subsidiaries, taken as a whole, as compared to other persons in the industry in which the company and its Subsidiaries conduct their business); (iv) changes, effects or events resulting from or arising out of the public announcement of the execution of this Agreement or changes, effects or events resulting from compliance with this Agreement; (v) the taking of any action by the company that has been approved in writing by the other parties to this Agreement; (vi) any change or effect resulting from a change in accounting rules or procedures announced by the Financial Accounting Standards Board, the Securities and Exchange Commission or any other accounting body with authority to promulgate U.S. generally accepted accounting principles; or (vii) any effect, event or change resulting from a Breach of this Agreement by any other party to this Agreement.

        Material Contract.    "Material Contract" shall mean:

          (i)    any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant; (B) pursuant to which the Company or Purchaser, as applicable, is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which the Company or Purchaser, as applicable, is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $100,000 to any current or former employee or director;

          (ii)   any Company IP Contract or Purchaser IP Contract, as applicable, or any Contract that provides for indemnification of any Associate of the Company or Purchaser, as applicable, or any current or former agent of the Company or Purchaser, as applicable;

          (iii) any Contract imposing any restriction on the right or ability of the Company or Purchaser, as applicable: (A) to compete with any other Person; (B) to solicit, hire or retain any Person as an employee, consultant or independent contractor; or (C) to transact business or deal in any other manner with any other Person;

          (iv)  any Contract (other than Contracts evidencing Company Options and options or warrants to purchase shares of capital stock of Purchaser): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing the Company or Purchaser, as the case may be, with any right of first refusal with respect to, or right to repurchase or redeem, any securities; and

          (v)   any Contract that has a term of more than 60 days and that may not be terminated by the Company or Purchaser, as applicable, (without penalty) within 60 days after the delivery of a termination notice and that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or

A-5

  contemplates or involves the performance of services having a value in excess of $100,000 in the aggregate.

        Person.    "Person" shall mean any individual, Entity or Governmental Body.

        Proceeding.    "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

        Purchaser Balance Sheet Date.    "Purchaser Balance Sheet Date" shall have the meaning set forth in Section 3.4 of the Agreement.

        Purchaser Closing Certificate.    "Purchaser Closing Certificate" shall have the meaning set forth in Section 5.2(d)(ii) of the Agreement.

        Purchaser Contract.    "Purchaser Contract" shall mean any Contract: (a) to which the Purchaser is a party; (b) by which the Purchaser or any IP of the Purchaser or any other asset of the Purchaser is or may become bound or under which the Purchaser has, or may become subject to, any obligation; or (c) under which the Purchaser has or may acquire any right or interest.

        Purchaser Disclosure Schedule.    "Purchaser Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Purchaser in accordance with the requirements of Section 7.6 of the Agreement and that has been delivered by the Purchaser to the Shareholders on the date of the Agreement.

        Purchaser Financial Statements.    "Purchaser Financial Statements" shall have the meaning set forth in Section 3.4 of the Agreement.

        Purchaser Indemnitees.    "Purchaser Indemnitees" shall mean (a) the Purchaser, (b) the Purchaser's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b); and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above; provided, however, that the Shareholders shall not be deemed to be "Purchaser Indemnitees".

        Purchaser IP Contract.    "Purchaser IP Contract" shall mean any Contract to which the Purchaser is or was a party or by which the Purchaser is or was bound or to which any IP of the Purchaser is or was subject, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any IP of the Purchaser or any Intellectual Property developed by, with or for the Purchaser.

        Purchaser Restated Certificate.    "Purchaser Restated Certificate" shall have the meaning set forth in Section 3.3(g) of the Agreement.

        Purchaser Returns.    "Purchaser Returns" shall have the meaning set forth in Section 3.15(a) of the Agreement.

        Purchaser Securities.    "Purchaser Securities" shall have the meaning set forth in Section 2.24 of the Agreement.

        Purchaser Series 1 Stock.    "Purchaser Series 1 Stock" shall have the meaning set forth in Section 1.2(a) of the Agreement.

        Purchaser Unaudited Balance Sheet.    "Purchaser Unaudited Balance Sheet" shall have the meaning set forth in Section 3.4 of the Agreement.

A-6

        Recapitalization.    "Recapitalization" shall have the meaning set forth in Section 3.3(b) of the Agreement.

        Registered IP.    "Registered IP" shall mean all Intellectual Property Rights that are registered, filed or issued by, with or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

        Remaining Shares.    "Remaining Shares" shall have the meaning set forth in Section 1.2(c) of the Agreement.

        Representatives.    "Representatives" shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

        Rescission Agreement.    "Rescission Agreement" shall have the meaning set forth in Section 5.1(d)(vi) of the Agreement.

        Rescission Termination Date.    "Rescission Termination Date" shall have the meaning set forth in Section 1.2(b) of the Agreement.

        Retention Arrangements.    "Retention Arrangements" shall mean the Company's employee retention plan and key executive retention plan described in Part 2.5 of the Company Disclosure Schedule.

        Securities Act.    "Securities Act" shall mean the Securities Act of 1933, as amended.

        Series 1 Value.    "Series 1 Value" shall mean (a) on or prior to the consummation of the IPO, $3.275; and (b) on or following the consummation of the IPO, the average of the closing prices of Purchaser's common stock on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Series 1 Value" is being determined and the 20 consecutive business days prior to such day; provided, that, if such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Series 1 Value" shall be the fair value thereof determined jointly by the Company and the Shareholder's Agent (if such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an appraiser jointly selected by the Company and the Shareholder's Agent; the determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne equally by the Company and the Shareholders).

        Shareholder Cap.    "Shareholder Cap" shall have the meaning set forth in Section 6.2 of the Agreement.

        Shareholder Closing Certificate.    "Shareholder Closing Certificate" shall have the meaning set forth in Section 5.1(d)(iii) of the Agreement.

        Shareholder Indemnitees.    "Shareholder Indemnitees" shall mean (a) the Shareholders, (b) each of the Shareholder's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b); and (d) the respective successors and assigns of the Persons referred to in clauses "(a)", "(b)" and "(c)" above.

A-7

        Shareholder's Agent.    "Shareholder's Agent" shall have the meaning set forth in Section 7.1 of the Agreement.

        Shareholder Stock Certificates.    "Shareholder Stock Certificates" shall have the meaning set forth in Section 1.5 of the Agreement.

        Software.    "Software" shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold at any time (other than non-customized third-party software solely for internal use on a non-exclusive basis).

        Stock Assignment.    "Stock Assignment" shall have the meaning set forth in Section 1.5 of the Agreement.

        Subsidiary.    An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

        Tax.    "Tax" shall mean any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

        Tax Return.    "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

        Transactional Agreements.    "Transactional Agreements" shall mean (a) the Agreement; (b) the Shareholder Closing Certificate; (c) the Purchaser Closing Certificate; (d) the Letter Agreement; (e) the Rescission Agreement; and (f) the certificates and documents delivered pursuant to Sections 5.1(d) and 5.2(d).

A-8

EXHIBIT B

Name and Address of Shareholder	Purchaser Series 1 Stock issued at Closing	Number of Escrow Shares	Aggregate Number of Shares of Purchaser Series 1 Stock
Spencer Trask Intellectual Capital Company LLC 535 Madison Avenue 18th Floor New York, NY 10022 Attention: Bruno Lerer Telephone: (212) 326-0274 Facsimile: (212) 829-4453	3,119,916	767,769	3,887,685
International Business Machines Corporation New Orchard Road Armonk, NY 10504 Attention: Hyman Buchwald Facsimile: (914) 499-6006	167,784	36,831	204,615

B-1

EXHIBIT C
PURCHASER RESTATED CERTIFICATE
Provided Separately Herein

EXHIBIT D
LETTER AGREEMENT
Provided Separately Herein

EXHIBIT E
RESCISSION AGREEMENT
Provided Separately Herein

EXHIBIT F
ISx DEBT AGREEMENTS
Provided Separately Herein

EXHIBIT G
WORKING CAPITAL FACILITY LETTER
Provided Separately Herein

EXHIBIT H
M&A LETTER AGREEMENT
Provided Separately Herein

EXHIBIT I
OPINION
Provided Separately Herein

QuickLinks

STOCK PURCHASE AGREEMENT